Exhibit 99.15
Corporate Governance and Management's Responsibility

Johnson & Johnson is governed by the values set forth in Our Credo, created by General Robert Wood Johnson in 1943. These principles have guided us for many years and will continue to set the tone of integrity for the entire Company. At all levels, the employees of Johnson & Johnson are committed to the ethical principles embodied in Our Credo and these principles have been woven into the fabric of the Company.

The Credo values extend to our accounting and financial reporting responsibilities that we have to our shareholders and investors. We, the management of Johnson & Johnson, are responsible for the integrity and objectivity of the accompanying financial statements and related information. We are also responsible for ensuring that financial data is reported accurately and in a manner that facilitates the understanding of this data.

As evidence of our commitment to this responsibility, we maintain a strong system of internal accounting controls, encourage strong and effective corporate governance from our Board of Directors, continuously review our business results and strategic choices and focus on financial stewardship.

Our corporate staff of professionally trained internal auditors, who travel worldwide, monitor our system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded and that transactions and events are recorded properly. Our internal controls include self-assessments and internal and external audit reviews of our operating companies. We also require the management teams of our operating companies to certify their compliance with our Policy on Business Conduct and we have a systematic program to ensure compliance with these policies at all employee levels.

PricewaterhouseCoopers LLP, the Company's independent auditor, is engaged to audit our financial statements. PricewaterhouseCoopers LLP maintains an understanding of our internal controls and conducts such tests and other auditing procedures considered necessary under the circumstances to express their opinion in the Report of Independent Auditors.

Our Audit Committee of the Board of Directors is composed solely of independent directors with the financial knowledge and experience to provide appropriate oversight. We review internal control matters and key accounting and financial reporting issues with the Audit Committee on a regular basis. In addition, the independent auditors, the General Counsel and the Vice President of Internal Audit regularly meet in private sessions with our Audit Committee to discuss the results of their work including observations on the adequacy of internal financial controls, the quality of financial reporting and confirmation that they are properly discharging their responsibilities and other relevant matters.

We regularly review our business results and strategic priorities. Our Executive Committee is continuously involved in the review of financial results as well as developing and understanding strategies and key initiatives for long term growth. Our intent is to ensure that we maintain objectivity in our business assessments, constructively challenge the approach to business opportunities and issues and monitor our business results and the related controls.

Our consolidated financial statements and financial data that follow are the responsibility of management. These statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include amounts that are based upon our best judgments. We are committed to present and discuss results of operations in a clear and transparent manner in order to provide timely, accurate and understandable information to our shareholders.




By: /s/ William C. Weldon By: /s/ Robert J. Darretta
William C. Weldon         Robert J. Darretta
Chairman, Board of        Vice Chairman, Board of
Directors, and Chief      Directors, and Chief
Executive Officer         Financial Officer


Management's Discussion and Analysis of Results of Operations and
Financial Condition

Organization and Business Segments
Description of the Company and Business Segments

The Company and its subsidiaries have approximately 110,600 employees worldwide engaged in the manufacture and sale of a broad range of products in the health care field. The Company conducts business in virtually all countries of the world and its primary interest, both historically and currently, has been in products related to human health and well-being.

The Company is organized into three business segments: Consumer, Pharmaceutical and Medical Devices and Diagnostics. The Consumer segment manufactures and markets a broad range of products used in the baby and child care, skin care, oral and wound care and women's health care fields as well as nutritional and over-the-counter pharmaceutical products. These products are marketed principally to the general public and sold both to wholesalers and directly to independent and chain retail outlets throughout the world. The Pharmaceutical segment includes products in the following therapeutic areas: anti-fungal, anti-infective, cardiovascular, contraceptive, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic (central nervous system) and urology areas. These products are distributed both directly and through wholesalers and health care professionals for prescription use by the general public. The Medical Devices and Diagnostics segment includes a broad range of products used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. These products include Cordis' circulatory disease management products; DePuy's orthopaedic joint reconstruction and spinal products; Ethicon's wound care and women's health products; Ethicon Endo-Surgery's minimally invasive surgical products; LifeScan's blood glucose monitoring products, Ortho-Clinical Diagnostics' products and Vistakon's disposable contact lenses.

The Company's structure is based upon the principle of decentralized management. The Executive Committee of Johnson & Johnson is the principal management group responsible for the operations and allocation of the resources of the Company. This Committee oversees and coordinates the activities of the Consumer, Pharmaceutical and Medical Devices and Diagnostics business segments. Each subsidiary within the business segments is, with some exceptions, managed by citizens of the country where it is located.

In all of its product lines, the Company competes with companies both large and small, located throughout the world. Competition is strong in all product lines without regard to the number and size of the competing companies involved. Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant. This periodically results in product and process obsolescence. The development of new and improved products is important to the Company's success in all areas of its business. This competitive environment requires substantial investments in continuing research and multiple sales forces. In addition, the winning and retention of customer acceptance of the Company's consumer products involves significant expenditures for advertising and promotion.

Management's Objectives
The Company's objective is to achieve superior levels of capital efficient profitable growth. To accomplish this, the Company's management operates the business consistent with certain strategic principles that have proven successful over time. To this end, the Company participates in growth areas in human health care and is committed to attaining leadership positions in these growth segments through the development of innovative products and services. In 2003, $4.7 billion or 11.2% of sales was invested in research and development, recognizing the importance of on-going development of new and differentiated products and services.

With more than 200 operating companies located in 57 countries, the Company views its principle of decentralized management as an asset and fundamental to the success of a broadly based business. It also fosters an entrepreneurial spirit, combining the extensive resources of a large organization with the ability to react quickly to local market changes and challenges. Businesses are managed for the long term in order to sustain leadership positions and achieve growth that provides an enduring source of value to shareholders.

Unifying the management team and the Company's dedicated employees in achieving these objectives is the Johnson & Johnson Credo. The Credo provides a common set of values and serves as a constant reminder of the Company's responsibilities to its customers, employees, communities and shareholders. The Company believes that these basic principles, along with its overall mission of improving the quality of life for people everywhere, will enable Johnson & Johnson to continue to be among the leaders in the health care industry.

During 2003, the Company continued to evaluate and enhance its existing internal control processes and further evaluate and implement the internal control reporting requirements of the Sarbanes-Oxley Act of 2002. The Company recognizes that it must rely and depend on the leadership of its management teams throughout the Johnson & Johnson Family of Companies to ensure successful compliance with the Sarbanes-Oxley Act. Additionally, the Company continues to maintain a strong ethical environment, using the Johnson & Johnson Credo as the overall guide.

Results of Operations
Analysis of Consolidated Sales
In 2003, worldwide sales increased 15.3% to $41.9 billion, compared to increases of 12.3% in 2002 and 10.8% in 2001. These sales increases consist of the following:

Sales increase      2003    2002      2001
  due to:
Volume             9.4%    10.4%     12.2%
Price              1.3%     1.7%      1.2%
Currency           4.6%     0.2%    (2.6%)
Total             15.3%    12.3%     10.8%


Sales by U.S. companies were $25.3 billion in 2003, $22.5 billion in 2002 and $19.8 billion in 2001. This represents an increase of 12.6% in 2003, 13.3% in 2002 and 14.5% in 2001. Sales by
international companies were $16.6 billion in 2003, $13.8 billion in 2002 and $12.5 billion in 2001. This represents an increase of 19.8% in 2003, 10.8% in 2002 and 5.4% in 2001.

For the last five years, the annual compound growth rates for worldwide, U.S. and international sales were 11.9%, 14.4% and 8.7%, respectively. The ten-year annual compound growth rates for worldwide, U.S. and international sales were 11.7%, 13.5% and 9.4%, respectively.


All geographic areas throughout the world posted double-digit sales increases during 2003 as sales increased 24.2% in Europe, 10.8% in the Western Hemisphere (excluding the U.S.) and 16.2% in the Asia-Pacific, Africa regions. These sales gains include the positive impact of currency fluctuations between the U.S. dollar and foreign currencies in Europe of 17.8% and in the Asia-Pacific, Africa region of 8.5% while there was a negative impact due to currency fluctuations of 2.0% in the Western Hemisphere (excluding the U.S.).

In 2003, sales to three distributors, McKesson HBOC, AmerisourceBergen Corp. and Cardinal Distribution accounted for 10.5%, 9.0% and 9.1%, respectively, of total revenues. In 2002, AmerisourceBergen Corp. accounted for 10.3% of total revenues with McKesson HBOC and Cardinal Distribution accounting for 9.8% and 9.2% of revenues, respectively.

Analysis of Sales by Business Segments
Consumer
Consumer segment sales in 2003 were $7.4 billion, or an increase of 13.2%, over 2002 with operational growth accounting for 9.4% of the total growth and 3.8% due to currency fluctuations. U.S. Consumer segment sales were $4.0 billion, an increase of 10.1%, while international sales were $3.4 billion, or an increase of 17.0%, with 8.6% due to operations and 8.4% due to currency fluctuations over 2002. Consumer segment sales growth is attributable to strong sales performance in the major franchises in this segment including Skin Care, Baby & Kids Care and the McNeil Consumer over-the-counter pharmaceutical and nutritional products. The Skin Care franchise sales in 2003 were $1.8 billion, representing a 14.4% increase over 2002. This growth was attributed to solid sales in NEUTROGENA brand products, especially in international markets, and AVEENO brand products in the facial care line as well as new products launched in the latter half of 2003. The Baby & Kids Care franchise grew by 12.8% to $1.3 billion in 2003. Growth in this franchise was led by new products launched in 2003 including JOHNSON'S SOFTWASH and JOHNSON'S SOFTLOTION. McNeil Consumer over-the-counter pharmaceutical and nutritional products sales were $2.0 billion, an increase of 13.6% over 2002. Contributing to this growth was the continued growth of SPLENDA brand no calorie sweetener and the increased sales in the MOTRIN and TYLENOL brand products due to an early and strong cold and flu season. Another franchise contributing to the overall sales growth in the Consumer segment was the Women's Health franchise that achieved sales of $1.4 billion, a 9.6% increase over 2002. Strong growth in the sanitary protection products in international markets contributed to the growth in this franchise.

Consumer segment sales in 2002 were $6.6 billion, an increase of 3.9% over 2001, with 4.6% of the increase due to operational growth offset by 0.7% of a negative currency impact. U.S. sales increased by 4.5% while international sales gains were 3.1% with 4.6% operational gains offset by a negative currency impact of 1.5%. Consumer segment sales in 2001 were $6.3 billion, an increase of 0.8% over 2000, with 3.9% of the increase due to operational growth offset by 3.1% of a negative currency impact. U.S. sales increased by 1.4% while international sales gains were 0.1% with sales gains in local currency of 6.8% offset by a negative currency impact of 6.7%.

Pharmaceutical
Pharmaceutical segment sales in 2003 were $19.5 billion, an increase of 13.8% over 2002, with 9.7% of this change due to operational growth and the remaining 4.1% increase related to the positive impact of currency. U.S. Pharmaceutical segment sales increased 11.3% while international Pharmaceutical segment sales increased 19.4%, which included 6.0% growth operationally and 13.4% related to the positive impact of currency.

Sales over $1 Billion
                                              % Change
(Millions of Dollars)     2003   2002   2001 03 vs. 02 02 vs. 01
PROCRIT/EPREX (Epoetin
         alfa)          $3,984  4,269 3,430  (6.7%)     24.3%
RISPERDAL (risperidone)  2,512  2,146 1,845   17.1%     16.3%
REMICADE (infliximab)    1,729  1,297   721   33.4%     80.1%
DURAGESIC (fentanyl
    transdermal system)  1,631  1,203   875   35.6%     37.4%
Hormonal Contraceptives  1,175  1,003 1,003   17.1%      0.2%
LEVAQUIN/FLOXIN
(levofloxacin/
   ofloxacin)            1,149  1,032 1,052   11.3%    (2.0%)
TOPAMAX (topiramate)     1,043    687   477   51.7%     43.8%

Pharmaceutical segment sales growth reflects the strong performance of many of the key pharmaceutical products despite the sales decline of PROCRIT (Epoetin alfa) and EPREX (Epoetin alfa) that were adversely affected by competition and a label change. Combined, PROCRIT and EPREX sales declined 6.7% in 2003 as compared to 2002. This decline is the net effect of strong market growth and a positive currency impact of 4.0% offset by a loss of market share. The Company continues to implement programs to improve its competitive position that include steps to ensure that PROCRIT is priced competitively as well as conducting clinical development programs, which will provide comparative data with competitive products.

Strong growth drivers in the Pharmaceutical segment were DURAGESIC (fentanyl transdermal system), which is sold outside the U.S. as DUROGESIC, with its novel delivery system for the treatment of chronic pain that continued to achieve outstanding results, growing 35.6% last year. Currently, there is litigation challenging the patent exclusivity of DURAGESIC that may or may not impact 2004 sales of this product. In any event, the product is expected to face generic competition by January 2005. See Note 18 for further discussion of this matter. In the psychotropic (central nervous system) field, RISPERDAL (risperidone), a medication that treats the symptoms of schizophrenia, accounted for $2.5 billion in sales in 2003, fueled by the successful launch of RISPERDAL CONSTA [(risperidone) long-acting injection] in the markets outside of the United States. In October 2003, this product was approved in the U.S. by the Food and Drug Administration (FDA). REMICADE (infliximab), a novel monoclonal antibody therapy indicated to treat the symptoms of Crohn's disease and rheumatoid arthritis, two autoimmune disorders, accounted for $1.7 billion in sales in 2003 and continued to maintain its leadership position in the growing autoimmune market. The anti-infective field, including LEVAQUIN (levofloxacin) and FLOXIN (ofloxacin), also had strong growth of 11.3% over 2002. The hormonal contraceptive franchise grew 17.1%, fueled by ORTHO EVRA (norelgestromin/ethinyl estradiol), the first contraceptive patch approved by the FDA.

There was also strong growth in various other brands, including
DOXIL (doxorubicin), an anti-cancer treatment; DITROPAN XL
(oxybutynin), for the treatment of overactive bladder; and REMINYL (galantamine HBr), a treatment for patients with mild to moderate
Alzheimer's disease.

The acquisition of Scios Inc., a biopharmaceutical company with a marketed product for cardiovascular disease and research projects focused on autoimmune diseases, also contributed to the Pharmaceutical segment sales growth. Scios was acquired to strengthen the Company's business in key therapeutic areas and technology platforms. Scios' product NATRECOR (nesiritide) is a novel agent approved for congestive heart failure and has several significant advantages over existing therapies.

Pharmaceutical segment sales in 2002 were $17.2 billion, an increase of 15.5% over 2001, with 14.8% due to operations growth and 0.7% due to currency fluctuations. U.S. sales increased by 16.4% while international sales grew 13.5% over 2001; that includes a 2.4% positive impact of currency and operational growth of 11.1%. Pharmaceutical segment sales in 2001 were $14.9 billion, a total increase of 17.3% over 2000. U.S. sales increased by 21.3% while international sales increased by 9.3% with 14.2% operational growth offset by a negative currency impact of 4.9%.

Medical Devices and Diagnostics
Worldwide, the Medical Devices and Diagnostics segment achieved sales of $14.9 billion in 2003, representing an increase over the prior year of 18.5% with operational growth of 12.8% and a positive impact from currency of 5.7%. U.S. sales increased 15.9% while international sales increased 21.7% with 9.0% from operations and 12.7% from currency.

Strong sales growth in this segment was led by the Cordis and DePuy franchises. The Cordis franchise was a key contributor to the Medical Devices and Diagnostics segment results with reported sales of $2.7 billion, which signifies 65.0% growth over the prior year. The primary driver of this sales growth for 2003 was the CYPHER Sirolimus-eluting Stent that was approved in the U.S. by the FDA in April 2003. This device for the treatment of coronary artery disease has been implanted in approximately half a million patients around the world. In 2003, CYPHER was the only drug-eluting stent approved for use in the U.S.; however, there is a product pending approval by the FDA that will compete with the CYPHER Sirolimus-eluting Stent.

The DePuy franchise reported $3.0 billion in sales, which represents an 18.6% growth over the prior year. DePuy's orthopaedic joint reconstruction products, including the shoulder and knee product lines, are primarily responsible for this growth through the Global Advantage System in the shoulder market and the continuing trend towards mobile bearings and minimally invasive unicompartmental knees. Strong performance was also reported in the area of spinal orthobiologics, led by the continued success of new product sales and the acquisition of Orquest and its principal product HEALOS, a bone graft substitute designed to enhance fusion.

Other franchises that contributed to the overall sales growth in the Medical Devices and Diagnostics segment include the Ethicon, Ethicon Endo-Surgery, LifeScan, Ortho-Clinical Diagnostics and the Vision Care franchises. The Ethicon worldwide franchise reported $2.6 billion of sales in 2003, which was a growth rate of 10.6% over the prior year. The Ethicon franchise continues to grow by introducing new products into the marketplace, such as the Coated VICRYL (polyglactin 910) Plus, the first product in a new anti-bacterial suture platform.

The Ethicon Endo-Surgery franchise reported $2.6 billion of sales in 2003, which was a growth rate of 12.9% over the prior year. This growth was mainly driven by endocutter sales that include products used in performing bariatric procedures for the treatment of obesity, an important focus area for Ethicon Endo-Surgery.

The LifeScan franchise reported $1.4 billion of sales in 2003, a growth rate of 6.3% over the prior year. In September 2003, LifeScan launched an upgraded ONETOUCH BASIC test strip, which requires 50% less blood for insulin testing.

The Ortho-Clinical Diagnostics franchise reported $1.2 billion of sales in 2003, which was a growth rate of 7.5% over the prior year. This growth was mainly driven by the launch of VITROS Eci aHAV-Total assay for the measurement of antibody to the Hepatitis A virus.

The Vision Care franchise reported $1.3 billion of sales in 2003, which was a growth rate of 10.9% over the prior year led by the continued success in the Japanese market.

Worldwide sales in 2002 of $12.6 billion in the Medical Devices and Diagnostics segment represented a total increase of 12.9% over 2001. The 12.9% total increase also represents the operational sales increase over prior year. U.S. sales were up 13.0% and international sales increased 12.8% over the prior year. Worldwide sales in 2001 of $11.1 billion in the Medical Devices and Diagnostics segment represented a total increase of 8.8% over 2000 with operational sales gains of 12.0% offset by a negative currency impact of 3.2%. U.S. sales were up 12.1% while international sales increased 5.1% as operational sales gains of 12.1% were offset by a negative currency impact of 7.0%.

Analysis of Consolidated Earnings Before Provision for
Taxes on Income
Consolidated earnings before provision for taxes on income increased to $10.3 billion, or 10.9%, over the $9.3 billion in 2002. The increase in 2002 was 17.6% over the $7.9 billion in 2001. As a percent to sales, consolidated earnings before provision for taxes on income in 2003 was 24.6% that represents a decline of 1.0% over the 25.6% in 2002. For 2002, the improvement was 1.2% over the 24.4% in 2001, and the improvement in 2001 was 0.9% over 2000. The sections that follow highlight the significant components of the changes in consolidated earnings before provision for taxes on income.

Cost of Goods Sold and Selling, Marketing and Administrative
Expenses: Cost of goods sold and selling, marketing and
administrative expenses as a percent to sales are as follows:
                                        % of Sales
                              2003      2002      2001
Cost of goods sold          29.1%      28.8      29.6
Increase/(decrease)           0.3     (0.8)     (1.1)
Selling, marketing
 and administrative
 expenses                   33.7%      33.7      34.8
Increase/(decrease)             -     (1.1)     (1.2)

In 2003, there was no improvement in the percent to sales of selling, marketing and administrative expenses and an increase in the percent to sales of costs of goods sold. This was due to the changes in the mix of products with varying cost structures as well as the cost of the retirement enhancement program of $95 million offered in the fourth quarter of 2003. In 2002 and 2001, the decreases were attributable to expense leveraging on sales increases and productivity improvements.

Research & Development: Research activities represent a significant part of the Company's business. These expenditures relate to the development of new products, improvement of existing products, technical support of products and compliance with governmental regulations for the protection of the consumer. Worldwide costs of research activities, excluding the in-process research & development charges, were as follows:

(Millions of Dollars)         2003      2002    2001

Research expense           $4,684     3,957    3,591
Percent increase
  over prior year           18.4%     10.2%    15.7%
Percent of sales            11.2%     10.9%    11.1%

Research & development expense as a percent of sales for the Pharmaceutical segment was 16.4% for 2003, 15.7% for 2002 and 16.6% for 2001 while averaging 6.7%, 6.6% and 6.5% in the Consumer and Medical Devices and Diagnostics segments combined for 2003, 2002 and 2001, respectively.

Significant research activities continued in the Pharmaceutical segment, increasing to $3.2 billion, or 18.8%, over 2002 and a compound annual growth rate of approximately 14.9% for the five-year period since 1998. Johnson & Johnson Pharmaceutical Research & Development, L.L.C., formerly operating as two separate units - the Janssen Research Foundation and the R.W. Johnson Pharmaceutical Research Institute - is the primary worldwide pharmaceutical research organization. Additional research is conducted by Centocor, ALZA, Tibotec-Virco N.V., Scios Inc. and through collaboration with the James Black Foundation in London, England.

In-Process Research & Development: In 2003, the Company recorded in-process research & development (IPR&D) charges of $918 million before tax related to acquisitions. These acquisitions included Scios Inc., Link Spine Group, Inc., certain assets of Orquest,
Inc. and 3-Dimensional Pharmaceuticals, Inc. Scios Inc. is a biopharmaceutical company with a marketed product for cardiovascular disease and research projects focused on autoimmune diseases. The acquisition of Scios Inc. accounted for $730 million before tax of the IPR&D charges and is included in the operating profit of the Pharmaceutical segment. Link Spine Group, Inc. was acquired to provide the Company with exclusive worldwide rights to the CHARITE Artificial Disc for the treatment of spine disorders. The acquisition of Link Spine Group, Inc. accounted for $170 million before tax of the IPR&D charges and is included in the operating profit of the Medical Devices and Diagnostics segment. Orquest, Inc. is a biotechnology company focused on developing biologically-based implants for orthopaedic spine surgery. The acquisition of certain assets of Orquest, Inc. accounted for $11 million before tax of the IPR&D charges and is included in the operating profit of the Medical Devices and Diagnostics segment. 3-Dimensional Pharmaceuticals, Inc. is a company with a technology platform focused on the discovery and development of potential new drugs in early stage development for inflammation. The acquisition of 3-Dimensional Pharmaceuticals, Inc. accounted for $7 million before tax of the IPR&D charges and is included in the operating profit of the Pharmaceutical segment.

In 2002, the Company recorded IPR&D charges of $189 million before tax related to the acquisitions of Tibotec-Virco N.V., a privately-held biopharmaceutical company focused on developing anti-viral treatments, and Obtech Medical AG, a privately held company that markets an adjustable gastric band for the treatment of morbid obesity. IPR&D of $150 million and $39 million is included in the Pharmaceutical and Medical Devices and Diagnostics group, respectively.

During 2001, the Company recorded IPR&D charges of $105 million before tax incurred as a result of the acquisition of Inverness Medical Technology Inc., a supplier of LifeScan's electrochemical products for blood glucose monitoring following the spin-off of the non-diabetes businesses, and TERAMed Inc., an early stage medical device company that is developing endovascular stent-graft systems for minimally invasive treatment of abdominal aortic aneurysms. The total IPR&D of $105 million is included in the Medical Devices and Diagnostics segment.

Other (Income) Expense, Net: Other (income) expense includes gains and losses related to the sale and write-down of certain investments in equity securities held by the Johnson & Johnson Development Corporation, gains/losses on the disposal of fixed assets, currency gains and losses, minority interests, litigation settlement (income) expense and royalty income. The change in net other (income) expense from 2002 to 2003 was net other income of $679 million. For 2003, the other (income) expense includes the income from an arbitration ruling of $230 million related to a stent patent. This amount was received during the fourth quarter of 2003 and is included in the Medical Devices and Diagnostics segment operating profit. Also, included in the Medical Devices and Diagnostics segment operating profit is the gain on the sale of various product lines that were no longer compatible with this segment's strategic goals. Other (income) expense for 2003 also includes the recovery of a $40 million loan that had previously been reserved and is included in the Pharmaceutical segment operating profit.

In 2002, other (income) expense included the gain on the sale of the Ortho Prefest product line, and the impact of the Amgen arbitration settlement. On October 18, 2002, an arbitrator in Chicago denied an effort by Amgen, Inc. to terminate the 1985 license agreement under which Ortho Biotech Inc. obtained exclusive U.S. rights to Amgen-developed erythropoetin (EPO) for all indications outside of kidney dialysis. In his decision, the arbitrator found that sales had been made into markets where Amgen had retained exclusive rights, but that they did not warrant the extraordinary remedy of terminating the contract. Instead, he found that Amgen could be adequately compensated with monetary damages. The arbitrator awarded $150 million in damages. On January 24, 2003, the arbitrator ruled that Amgen was the "prevailing party" in this arbitration, entitling it to an award of reasonable attorney's fees and costs. The Company expensed $85 million in the fourth quarter of 2002 in connection with this claim. These charges are included in the Pharmaceutical segment operating profit.

In 2001, in addition to the items indicated above, other (income) expense included costs related to the merger with ALZA of $147 million and amortization expense of approximately $141 million that is no longer required under Financial Accounting Standards Board (FASB) Standard No. 142, Goodwill and Other Intangible Assets (SFAS No. 142).

Operating profits by segments of business were as follows:
                                         Percent Of
                                         Segment Sales
(Millions of Dollars)      2003    2002  2003   2002

Consumer                 $1,393  1,229  18.7%  18.7%
Pharmaceutical            5,896  5,787   30.2   33.7
Med Devices
 and Diag                 3,370  2,489   22.6   19.8
Segments total           10,659  9,505   25.5   26.2
Expenses not
 allocated to
segments(1)               (351)  (214)
Earnings before
 provision for
 taxes on income        $10,308  9,291  24.6%  25.6%

(1) Amounts not allocated to segments include interest
(income)/expense, minority interest, and general corporate income and expense.

Consumer Segment: Operating profit for the Consumer segment as a percent to sales in 2003 remained unchanged from 2002 at 18.7%. Expense leveraging due to increased sales volumes was offset by costs incurred for manufacturing programs to gain future efficiencies and advertising. In 2002, Consumer segment operating profit increased 22.4% over the prior year and reflects an operating profit as a percent to sales improvement of 2.8%. The improvement is due primarily to leveraging of selling, promotion and administrative expenses offset by increased expenditures in advertising. Additionally, the Consumer segment operating profit improved by 0.6% as amortization expense for goodwill and certain trademarks was no longer required under SFAS No. 142.

Pharmaceutical Segment: Operating profit for the Pharmaceutical segment as a percent to sales was 30.2%, reflecting a decline of 3.5% due to the IPR&D charges related to acquisitions as previously noted. Additionally, operating profit was impacted by the sales decline of high margin products, such as PROCRIT/EPREX, and increased consumer promotional spending for new products and line extensions. In 2002, Pharmaceutical segment operating profit increased 17.4% and reflects an operating profit as a percent to sales improvement of 0.5% to 33.7%. Operating profit was negatively impacted by the cost of the Amgen arbitration settlement of $235 million in damages and legal fees and IPR&D related to acquisitions offset by the gain on the sale of the Ortho Prefest product line. There was no impact of SFAS No. 142 on operating profit as a percent to sales. In 2001, operating profit also included the impact of expenses related to the merger with ALZA of $147 million.

Medical Devices and Diagnostics: Operating profit for the Medical Devices and Diagnostics segment in 2003 as a percent to sales was 22.6%, reflecting an improvement of 2.8% over 2002. Increased sales volume, primarily due to CYPHER Stent sales, was the driver of the Medical Devices and Diagnostics segment growth. In 2002, the Medical Devices and Diagnostics segment operating profit increased 24.4%, reflecting an operating profit as a percent to sales improvement of 1.8%. The non-amortization of goodwill and certain trademarks accounted for 0.8% of the improvement. The remaining margin improvement over the prior year was achieved despite investment spending in support of the Cordis product line. Operating profit also includes the IPR&D related to acquisitions in 2002 and 2001.

Interest (Income) Expense: Interest income in 2003 decreased by $79 million due primarily to a 100 basis point decrease in the average yield on investments compared to 2002. The cash balance that includes current marketable securities at the end of 2003 was $9.5 billion and averaged $8.6 billion, which was slightly higher than the $8.3 billion average cash balance in 2002.

Interest expense in 2003 increased by $47 million as compared to 2002 primarily due to an increase in the average debt balance, from $3.8 billion in 2002 to $5.0 billion in 2003. The average interest rate on outstanding debt decreased approximately 70 basis points year to year.

Provision For Taxes On Income: The worldwide effective income tax rate was 30.2% in 2003, 29.0% in 2002 and 28.2% in 2001. The increase in the effective tax rate for the years 2003, 2002 and 2001 was primarily due to the Company's non-deductible IPR&D charges and the increase in income subject to tax in the U.S. Refer to Note 8 for additional information.

Liquidity and Capital Resources
Cash Flows
Cash generated from operations and selected borrowings provides the major sources of funds for the growth of the business, including working capital, capital expenditures, acquisitions, share repurchases, dividends and debt repayments.

In 2003, cash flow from operations was $10.6 billion, an increase of $2.4 billion over 2002. Major factors contributing to the increase were an increase in net income of $0.6 billion, an increase in IPR&D from 2002 of $0.7 billion, an increase in accounts payable and accrued liabilities of $0.8 billion due primarily to an increase in volume and timing of payments, the decrease in the pension funding from 2002 of $0.5 billion and changes to deferred taxes of $0.6 billion. For a more detailed discussion on the change in deferred taxes, see Note 8.

Net cash used by investing activities increased by $2.3 billion in 2003 due to acquisitions. For a more detailed discussion on mergers and acquisitions, see Note 17.

Net cash used by financing activities decreased by $3.1 billion in 2003 due to the impact of the $5.0 billion stock repurchase in 2002 offset by a change in net repayment of debt of $1.8 billion. Financing activities also had increases and decreases in both long-term and short-term debt due to the financing of the acquisition of Scios Inc. During 2003, the Company retired a net $1.0 billion of commercial paper.

Cash and current marketable securities were $9.5 billion at the end of 2003 as compared with $7.5 billion at the end of 2002.

Cash generated from operations amounted to $8.2 billion in 2002, which is less than the cash generated from operations in 2001 of $8.9 billion. This decrease is due primarily to the funding of the U.S. pension plan of approximately $0.8 billion net of the current tax benefit during 2002.

Contractual Obligations and Commitments
The Company has long-term contractual obligations, primarily lease, debt obligations and unfunded retirement plans. To satisfy these obligations, the Company will use cash from operations. The following table summarizes the Company's contractual obligations and their aggregate maturities as of December 28, 2003 (see Notes 4, 6 and 13 for further details):

                                                Unfunded
                           Operating  Debt      Retirement
(Millions of Dollars)      Leases     Obligations Plans
2004                        $143          224      19
2005                         127           18      20
2006                         115           18      22
2007                          97           11      23
2008                          80            8      26
After 2008                  $193        2,900     735

Share Repurchase and Dividends
On February 13, 2002, the Company announced a stock repurchase program of up to $5.0 billion with no time limit on this program. This program was completed on August 1, 2002, with 83.6 million shares repurchased for an aggregate price of $5.0 billion. In addition, the Company has an annual program to repurchase shares for use in employee stock and employee incentive plans.

The Company increased its dividend in 2003 for the 41st
consecutive year. Cash dividends paid were $0.925 per share in
2003, compared with dividends of $0.795 per share in 2002 and
$0.70 per share in 2001. The dividends were distributed as
follows:
                              2003   2002    2001

First quarter              $0.205    0.18   0.16
Second quarter               0.24   0.205   0.18
Third quarter                0.24   0.205   0.18
Fourth quarter               0.24   0.205   0.18
Total                      $0.925   0.795   0.70

On January 5, 2004, the Board of Directors declared a regular cash dividend of $0.24 per share, payable on March 9, 2004, to shareholders of record as of February 17, 2004. The Company expects to continue the practice of paying regular cash dividends.

Financing and Market Risk
The Company uses financial instruments to manage the impact of foreign exchange rate changes on cash flows. Accordingly, the Company enters into forward foreign exchange contracts to protect the value of existing foreign currency assets and liabilities and to hedge future foreign currency product costs. Gains or losses on these contracts are offset by the gains or losses on the underlying transactions. A 10% appreciation of the U.S. dollar from the December 28, 2003 market rates would increase the unrealized value of the Company's forward contracts by $257 million. Conversely, a 10% depreciation of the U.S. dollar from the December 28, 2003 market rates would decrease the unrealized value of the Company's forward contracts by $314 million. In either scenario, the gain or loss on the forward contract would be offset by the gain or loss on the underlying transaction and, therefore, would have no impact on future earnings and cash flows.

The Company hedges the exposure to fluctuations in currency exchange rates, and the effect on assets and liabilities in foreign currency, by entering into currency swap contracts. A 1% change in the spread between U.S. and foreign interest rates on the Company's interest rate sensitive financial instruments would either increase or decrease the unrealized value of the Company's swap contracts by approximately $48 million. In either scenario, at maturity, the gain or loss on the swap contract would be offset by the gain or loss on the underlying transaction and therefore would have no impact on future cash flows.

The Company does not enter into financial instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote.

Total unused credit available to the Company approximates $3.2 billion, including $1.5 billion of credit commitments and $0.8 billion of uncommitted lines with various banks worldwide that expire on September 30, 2004. In May 2003, the Company issued a total of $1.0 billion in bonds from its shelf registration: $500 million of 3.80% Debentures due May 15, 2013 and $500 million of 4.95% Debentures due May 15, 2033. In December 2003, the Company filed a new shelf registration with the Securities and Exchange Commission that, in combination with $785 million remaining from a prior shelf registration, enables the Company to issue up to $1.985 billion of unsecured debt securities and warrants to purchase debt. The new shelf registration became effective on January 21, 2004. Johnson & Johnson continues to be one of a few industrial companies with a Triple A credit rating.

Total borrowings were $4.1 billion at the end of both 2003 and 2002. In 2003, net cash (cash and current marketable securities net of debt) was $5.4 billion. In 2002, net cash (cash and current marketable securities net of debt) was $3.3 billion. Total debt represented 13.2% of total capital (shareholders' equity and total debt) in 2003 and 15.4% of total capital in 2002. Shareholders' equity per share at the end of 2003 was $9.05 compared with $7.65 at year-end 2002, an increase of 18.3%. For the period ended December 28, 2003, there were no material cash commitments. A summary of borrowings can be found in Note 6.

Other Information
Critical Accounting Policies and Estimates
Management's discussion and analysis of results of operations and financial condition are based on the Company's consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires that management make estimates and assumptions that affect the amounts reported for revenues, expenses, assets, liabilities and other related disclosures. Actual results may or may not differ from these estimates. The Company's significant accounting policies are described in Note 1; however the Company believes that the understanding of certain key accounting policies is essential in achieving more insight into the Company's operating results and financial condition. These key accounting policies include revenue recognition, income taxes, legal and self insurance contingencies, valuation of long-lived assets and assumptions used to determine the amounts recorded for pensions and other employee benefit plans and accounting for stock options.

Revenue Recognition: The Company recognizes revenue from product sales when goods are shipped or delivered and title and risk passes to the customer. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. These provisions, the largest of these being the Medicaid rebate provision, are based on estimates derived from current program requirements and historical experience. The Company also recognizes service revenue that is received for co-promotion of certain products. For all years presented, service revenues were less than 2% of total revenues and are included in product sales.

Income Taxes: Income taxes are recorded based on amounts refundable or payable in the current year and include the results of any difference between U.S. GAAP accounting and U.S. tax reporting that are recorded as deferred tax assets or liabilities. The Company estimates deferred tax assets and liabilities based on current tax regulations and rates. Changes in tax laws and rates may affect these deferred tax assets and liabilities recorded in the future. Management believes that changes in these estimates would not result in a material effect on the Company's results of operations, cash flows or financial position.

The Company intends to continue to reinvest its undistributed international earnings to expand its international operations; therefore, no U.S. tax expense has been recorded to cover the repatriation of such undistributed earnings. At December 28, 2003 and December 29, 2002, the cumulative amount of undistributed international earnings was approximately $14.8 billion and $12.3 billion, respectively.

Legal and Self Insurance Contingencies: The Company records accruals for various contingencies including legal proceedings and product liability cases as these arise in the normal course of business. The accruals are based on management's judgment as to the probability of losses, opinions of legal counsel and, where applicable, actuarially determined estimates. Additionally, the Company records insurance receivable amounts from third party insurers based on the probability of recovery. As appropriate, reserves against these receivables are recorded for estimated amounts that may not be collected from third party insurers.

Long-Lived And Intangible Assets: The Company assesses changes in economic conditions and makes assumptions regarding estimated future cash flows in evaluating the value of the Company's fixed assets, goodwill and other non-current assets. As these assumptions and estimates may change over time, it may or may not be necessary for the Company to record impairment charges.

Employee Benefit Plans: The Company sponsors various retirement and pension plans, including defined benefit, defined contribution and termination indemnity plans that cover most employees worldwide. These plans require assumptions for the discount rate, expected return on plan assets, expected salary increases and health care cost trend rates. See Note 13 for further detail on these rates and the effect of a change in these rates on the Company's results of operations.

Stock Options: The Company has elected to use Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), that does not require compensation costs related to stock options to be recorded in net income as all options granted under the various stock options plans had an exercise price equal to the market value of the underlying common stock at grant date. Statement of Financial Accounting Standard
(SFAS) No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123, requires pro forma disclosure of net income and earnings per share determined as if the fair value method of accounting for stock options had been applied in measuring compensation cost. See Notes 1 and 10 for further information regarding stock options.

New Accounting Standards
In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations. The Company adopted this standard in 2003 and it did not have a material impact on the Company's results of operations, cash flows or financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. The Company's adoption of SFAS No. 146 did not have a material effect on the Company's results of operations, cash flows or financial position.

On November 25, 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for and disclosure of the issuance of certain types of guarantees. The disclosure requirements of FIN 45 were effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified during 2003, irrespective of the guarantor's year-end. FIN 45 requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company's adoption of FIN 45 did not have a material effect on the Company's results of operations, cash flows or financial position.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, and in December 2003, issued a revised FIN 46(R), Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, both of which address consolidation of variable interest entities. FIN 46 expanded the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation was immediately applicable to variable interest entities created after January 31, 2003. The adoption of this portion of FIN 46 has not had a material effect on the Company's results of operation, cash flows or financial position. FIN 46 is applicable in 2004 to variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003. The Company has various investments and arrangements, which may or may not be considered variable interests, and the adoption of FIN 46 is not anticipated to have a material effect on the results of operations, cash flows and financial position of the Company.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company's adoption of SFAS No. 149 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for financial instruments entered into or modified after May 31, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company's adoption of SFAS No. 150 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statement No. 87, 88 and 106, which was effective for the fourth quarter of 2003. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans and these disclosures are included in
Note 13.

In December 2003, the FASB issued FASB Staff Position (FSP) FAS No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is effective for interim or annual financial statements of fiscal years ending after December 7, 2003. The Company has elected to defer the adoption of FSP FAS No. 106-1 until 2004, as allowed by the Standard. The Company's adoption of FSP FAS No. 106-1 is not expected to have a material effect on the Company's results of operations, cash flows or financial position.

Economic and Market Factors
Johnson & Johnson is aware that its products are used in an environment where, for more than a decade, policymakers, consumers and businesses have expressed concern about the rising cost of health care. In response to these concerns, Johnson & Johnson has a long standing policy of pricing products responsibly. For the period 1993 - 2003, in the United States, the weighted average compound annual growth rate of Johnson & Johnson price increases for health care products (prescription and over-the-counter drugs, hospital and professional products) was below the U.S. Consumer Price Index (CPI).

Inflation rates, even though moderate in many parts of the world during 2003, continue to have an effect on worldwide economies and, consequently, on the way companies operate. In the face of increasing costs, the Company strives to maintain its profit margins through cost reduction programs, productivity improvements and periodic price increases.

The Company faces various worldwide health care changes that may result in pricing pressures that include health care cost containment and government legislation relating to sales, promotions and reimbursement. On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 was enacted that introduces a prescription drug benefit under Medicare as well as a subsidy to sponsors of retiree health care benefit plans. The Company has elected to defer the recognition of the Act until such time when the authoritative guidance is issued. Any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the Company's financial statements do not reflect the effect of the Act.

The Company also operates in an environment which is becoming increasingly hostile to intellectual property rights. Generic drug firms have filed Abbreviated New Drug Applications seeking to market generic forms of most of the Company's key pharmaceutical products, prior to expiration of the applicable patents covering those products. In the event the Company is not successful in defending a lawsuit resulting from an Abbreviated New Drug Application filing, the generic firms will then introduce generic versions of the product at issue, resulting in very substantial market share and revenue losses. For further information see the discussion on "Litigation Against Filers of Abbreviated New Drug Applications" in Note 18.

Common Stock Market Prices
The Company's common stock is listed on the New York Stock
Exchange under the symbol JNJ. The composite market price ranges for Johnson & Johnson common stock during 2003 and 2002 were:
                                 2003           2002
                              High   Low     High   Low

First quarter             $58.68   49.10   65.89  54.70
Second quarter             59.08   50.75   65.29  52.00
Third quarter               54.24  49.00   56.50  41.02
Fourth quarter              52.89  48.05   61.30  53.00
Year-end close               $50.62           53.11

Cautionary Factors That May Affect Future Results
This Annual Report contains forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like "plans," "expects," "will," "anticipates," "estimates" and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, the Company's strategy for growth, product development, regulatory approval, market position and expenditures.

Forward-looking statements are based on current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; U.S. and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; product efficacy or safety concerns resulting in product recalls or regulatory action.

The Company's report on Form 10-K for the year ended December 28, 2003 contains, as an Exhibit, a discussion of additional factors that could cause actual results to differ from expectations. The Company notes these factors as permitted by the Private Securities Litigation Reform Act of 1995.


Consolidated Balance Sheets
Johnson & Johnson Subsidiaries

At December 28, 2003 and December 29, 2002
(Dollars in Millions Except Share and Per Share Data) (Note 1)

                                2003       2002
Assets

Current assets
Cash and cash
 equivalents
 (Notes 1, 14 and 15)         $5,377      2,894
Marketable securities
 (Notes 1, 14 and 15)          4,146      4,581
Accounts receivable trade,
 less allowances for
 doubtful accounts $192
 (2002, $191)                  6,574      5,399
Inventories (Notes 1 and 2)    3,588      3,303
Deferred taxes on income
 (Note 8)                      1,526      1,419
Prepaid expenses and other
 receivables                   1,784      1,670
Total current assets          22,995     19,266
Marketable securities,
 non-current (Notes 1, 14 and 15) 84        121
Property, plant and equipment,
 net (Notes 1 and 3)           9,846      8,710
Intangible assets, net
 (Notes 1 and 7)              11,539      9,246
Deferred taxes on income
 (Note 8)                        692        236
Other assets (Note 5)          3,107      2,977
Total assets                 $48,263     40,556

Liabilities and Shareholders' Equity
Current liabilities
Loans and notes payable
 (Note 6)                     $1,139      2,117
Accounts payable               4,966      3,621
Accrued liabilities            2,639      2,059
Accrued rebates, returns
 and promotions                2,308      1,761
Accrued salaries, wages
 and commissions               1,452      1,181
Accrued taxes on income          944        710
Total current liabilities     13,448     11,449
Long-term debt (Note 6)        2,955      2,022
Deferred tax liability (Note 8)  780        643
Employee related obligations
 (Notes 5 and 13)              2,262      1,967
Other liabilities              1,949      1,778
Shareholders' equity
Preferred stock - without par value
 (authorized and unissued
 2,000,000 shares)                 -          -
Common stock - par value
 $1.00 per share (Note 20)
 (authorized 4,320,000,000 shares;
 issued 3,119,842,000 shares)  3,120      3,120
Note receivable from employee
 stock ownership plan (Note 16) (18)       (25)
Accumulated other comprehensive
 income (Note 12)              (590)      (842)
Retained earnings             30,503     26,571
                              33,015     28,824
Less: common stock held in
 treasury, at cost (Note 20)
 (151,869,000 and 151,547,000) 6,146      6,127
Total shareholders' equity    26,869     22,697
Total liabilities and
 Shareholders' equity        $48,263     40,556

See Notes to Consolidated Financial Statements


Consolidated Statement of Earnings
Johnson & Johnson and Subsidiaries

(Dollars in Millions Except Per Share Figures) (Note 1)

                            2003    2002   2001

Sales to customers       $41,862  36,298 32,317
Cost of products sold     12,176  10,447  9,581
Gross profit              29,686  25,851 22,736
Selling, marketing and
 administrative expenses  14,131  12,216 11,260
Research expense           4,684   3,957  3,591
Purchased in-process
 research and development
 (Note 17)                   918     189    105
Interest income            (177)   (256)  (456)
Interest expense, net
 of portion capitalized
 (Note 3)                    207     160    153
Other (income) expense,
 net                       (385)     294    185
                          19,378  16,560 14,838
Earnings before provision
 for taxes on income      10,308   9,291  7,898
Provision for taxes on income
 (Note 8)                  3,111   2,694  2,230
Net earnings              $7,197   6,597  5,668
Basic net earnings per share
 (Notes 1 and 19)          $2.42    2.20   1.87
Diluted net earnings per share
 (Notes 1 and 19)          $2.40    2.16   1.84

See Notes to Consolidated Financial Statements


Consolidated Statements of Equity
Johnson & Johnson and Subsidiaries

(Dollars in Millions) (Note 1)
                                                  Note Rec.
                                                  From Employee
                                Compre-           Stock Owner-
                                Hensive  Retained ship Plan
                         Total  Income   Earnings (ESOP)



Bal, Dec 31, 2000    $20,395        -   18,113     (35)
Net earnings           5,668    5,668    5,668
Cash dividends paid  (2,047)           (2,047)
Employee stock
 compensation and
 stock option plans      842             (602)
Conver. of subordinated
 debentures              815               632
Repurchase of common
 stock               (2,742)
Business combinations  1,366             1,302
Other comprehensive income,
 net of tax:
 Curncy translation adj(175)    (175)
 Unrealized gains on
 securities                8        8
 Gains on derivatives
 & hedges                 98       98
Reclassification adj             (14)
Total comprehensive income      5,585
Note receivable from ESOP  5                          5

Bal, Dec 30, 2001    $24,233            23,066     (30)
Net earnings           6,597    6,597    6,597
Cash dividends paid  (2,381)           (2,381)
Employee stock
 compensation and
 stock option plans      806             (489)
Conver. of subordinated
 debentures              131             (222)
Repurchase of common
 stock               (6,382)
Other comprehensive income,
 net of tax:
 Curncy translation adj (10)     (10)
 Unrealized losses on
 securities             (86)     (86)
 Pension liability adj  (18)     (18)
 Losses on derivatives
 & hedges              (198)    (198)
Reclassification adj             (26)
Total comprehensive income      6,259
Note receivable from ESOP  5                          5

Bal, Dec 29, 2002    $22,697            26,571     (25)
Net earnings           7,197    7,197    7,197
Cash dividends paid  (2,746)           (2,746)
Employee stock
 compensation and
 stock option plans      534             (626)
Conver. of subordinated
 debentures                2               (2)
Repurchase of common
 stock               (1,183)
Business combinations    109               109
Other comprehensive income,
 net of tax:
 Curncy translation adj  334      334
 Unrealized gains on
 securities               29       29
 Pension liab adj       (31)     (31)
 Losses on derivatives
 & hedges               (80)     (80)
Reclassification adj              (2)
Total comprehensive income      7,447
Note receivable from ESOP  7                          7

Bal, Dec 28, 2003    $26,869            30,503     (18)

See Notes to Consolidated Financial Statements



                        Accumul
                          Other     Common
                        Compre-      Stock   Treasury
                        hensive     Issued      Stock
                         Income     Amount     Amount

Bal, Dec 31, 2000         (461)      3,120     (342)
Net earnings
Cash dividends paid
Employee stock
 compensation and
 stock option plans                            1,444
Conver. of subordinated
 debentures                                      183
Repurchase of common
 stock                                       (2,742)
Business combinations                             64
Other comprehensive income,
 net of tax:
 Curncy translation adj   (175)
 Unrealized gains on
 securities                   8
 Gains on derivatives
 & hedges                    98
Reclassification adj

Total comprehensive income
Note receivable from ESOP

Bal, Dec 30, 2001        $(530)      3,120   (1,393)
Net earnings
Cash dividends paid
Employee stock
 compensation and
 stock option plans                            1,295
Conver. of subordinated
 debentures                                      353
Repurchase of common
 stock                                       (6,382)
Other comprehensive income,
 net of tax:

 Curncy translation adj    (10)
 Unrealized losses on
 securities                (86)
 Pension liability adj     (18)
 Losses on derivatives
 & hedges                 (198)
Reclassification adj
Total comprehensive income
Note receivable from ESOP

Bal, Dec 29, 2002         (842)      3,120   (6,127)
Net earnings
Cash dividends paid
Employee stock
 Compensation and
 stock option plans                            1,160
Conver. of subordinated
 debentures                                        4
Repurchase of common
 stock                                       (1,183)
Business combinations
Other comprehensive income,
 net of tax:

 Curncy translation adj     334
 Unrealized gains on
 securities                  29
 Pension liability adj     (31)
 Losses on derivatives
 & hedges                  (80)
Reclassification adj
Total comprehensive income
Note receivable from ESOP

Bal, Dec 28, 2003        $(590)      3,120   (6,146)

See Notes to Consolidated Financial Statements


Consolidated Statements of Cash Flows
Johnson & Johnson and Subsidiaries

(Dollars in Millions) (Note 1)

                             2003    2002   2001

Cash flows from operating activities
Net earnings               $7,197   6,597  5,668
Adjustments to reconcile net
 earnings to cash flows:
 Depreciation
  and amortization
  of property and
  intangibles               1,869   1,662  1,605
 Purchased in-process
  research
  and development             918     189    105
 Deferred tax provision     (720)    (74)  (106)
 Accounts receivable
  reserves                      6     (6)     99
Changes in assets and liabilities,
 net of effects from acquisition
 of businesses:
  Increase in accounts
  receivable                (691)   (510)  (258)
  Decrease (increase) in
  inventories                  39   (109)  (167)
  Increase in accounts
  payable and
  accrued liabilities       2,192   1,420  1,401
  Increase in other current
  and non-current assets    (746) (1,429)  (270)
  Increase in other
  current and
  non-current liabilities     531     436    787
Net cash flows from
 operating activities      10,595   8,176  8,864

Cash flows from investing activities
Additions to property,
 plant
 and equipment            (2,262) (2,099)(1,731)
Proceeds from the
 disposal of
 assets                       335     156    163
Acquisition of businesses,
 net of cash
 acquired (Note 17)       (2,812)   (478)  (225)
Purchases of investments  (7,590) (6,923)(8,188)
Sales of investments        8,062   7,353  5,967
Other                       (259)   (206)   (79)
Net cash used by investing
 activities               (4,526) (2,197)(4,093)

Cash flows from financing activities
Dividends to
 shareholders             (2,746) (2,381)(2,047)
Repurchase of common
 stock                    (1,183) (6,538)(2,570)
Proceeds from short
 -term debt                 3,062   2,359    338
Retirement of short
 -term debt               (4,134)   (560)(1,109)
Proceeds from long
 -term debt                 1,023      22     14
Retirement of long
 -term debt                 (196)   (245)  (391)
Proceeds from
 the exercise
 of stock options             311     390    514
Net cash used by
 financing
 activities               (3,863) (6,953)(5,251)

Effect of exchange rate changes
 on cash and cash
 equivalents                  277     110   (40)
Increase/(decrease) in
 cash and
 cash equivalents           2,483   (864)  (520)
Cash and cash
 equivalents,
 beginning of
 year (Note 1)              2,894   3,758  4,278
Cash and cash
 equivalents,
 end of year (Note 1)      $5,377   2,894  3,758

Supplemental cash flow data
Cash paid during the year for:
 Interest                    $206     141    185
 Income taxes               3,146   2,006  2,090

Supplemental schedule of noncash investing
 and financing activities
Treasury stock issued
 for employee
 compensation and stock
 option plans,
 net of cash proceeds        $905     946    971
Conversion of debt              2     131    815
Acquisition of businesses
Fair value of assets
 acquired                  $3,135     550  1,925
Fair value of liabilities
  assumed                   (323)    (72)  (434)
                            2,812     478  1,491
Treasury stock issued at
  fair value                    -       -(1,266)
Net cash paid for
 acquisitions              $2,812     478    225

See Notes to Consolidated Financial Statements


Notes to Consolidated Financial Statements

1 Summary of Significant Accounting Principles
Principles of Consolidation
The financial statements include the accounts of Johnson & Johnson and subsidiaries. Intercompany accounts and transactions are eliminated.

New Accounting Pronouncements
In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations. The Company adopted this standard in 2003 and it did not have a material impact on the Company's results of operations, cash flows or financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. The Company's adoption of SFAS No. 146 did not have a material effect on the Company's results of operations, cash flows or financial position.

On November 25, 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for and disclosure of the issuance of certain types of guarantees. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of the guarantor's year-end. FIN 45 requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company's adoption of FIN 45 did not have a material effect on the Company's results of operations, cash flows or financial position.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, and in December 2003, issued a revised FIN 46(R), Consolidation of Variable Interest Entities - an interpretation of ARB No. 51, both of which address consolidation of variable interest entities. FIN 46 expanded the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation was immediately applicable to variable interest entities created after January 31, 2003. The adoption of this portion of FIN 46 has not had a material effect on the Company's results of operation, cash flows or financial position. FIN 46 is applicable in 2004 to variable interest entities in which an enterprise holds a variable interest that were acquired before February 1, 2003. The Company has various investments and arrangements, which may or may not be considered variable interests, and the adoption of FIN 46 is not anticipated to have a material effect on the results of operations, cash flows and financial position of the Company.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company's adoption of SFAS No. 149 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for financial instruments entered into or modified after May 31, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company's adoption of SFAS No. 150 in 2003 did not have a material effect on the Company's results of operations, cash flows or financial position.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statement No. 87, 88 and 106, which was effective for the fourth quarter of 2003. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans and these disclosures are included in
Note 13.

In December 2003, the FASB issued FASB Staff Position (FSP) FAS No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is effective for interim or annual financial statements of fiscal years ending after December 7, 2003. The Company has elected to defer adoption of FSP FAS No. 106-1 until 2004, as allowed by the Standard. The Company's adoption of FSP FAS No. 106-1 is not expected to have a material effect on the Company's results of operations, cash flows or financial position.

Cash Equivalents
The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

Investments
Short-term marketable securities are carried at cost, which approximates fair value. Long-term debt securities that the Company has the ability and intent to hold until maturity are carried at amortized cost, which also approximates fair value. Investments classified as available-for-sale are carried at estimated fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive income. Management determines the appropriate classification of its investment in debt and equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. The Company periodically reviews its investments in non-marketable equity securities for impairment and adjusts these investments to their fair value when a decline in market value is deemed to be other than temporary.

Property, Plant and Equipment and Depreciation
Property, plant and equipment are stated at cost. The Company utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

Building and building equipment     20-40 years
Land and leasehold improvements     10-20 years
Machinery and equipment             2-13 years

The Company capitalizes certain computer software and development costs, included in machinery and equipment, incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized over the estimated useful lives of the software, which generally range from 3 to 5 years.

The Company reviews long-lived assets to assess recoverability using undiscounted cash flows. When necessary, charges for impairments of long-lived assets are recorded for the amount by which the present value of future cash flows is less than the carrying value of these assets.

Revenue Recognition
The Company recognizes revenue from product sales when the goods are shipped or delivered depending on when title and risk passes to the customer. Provisions for certain rebates, sales incentives, trade promotions, product returns and discounts to customers are provided for as reductions in determining sales in the same period the related sales are recorded. The Company also recognizes service revenue that is received for co-promotion of certain products.

Sales Incentives and Trade Promotional Allowances
The Company has adopted Emerging Issues Task Force (EITF) Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of Vendor's Products, effective December 31, 2001. As such, sales were reduced by $687 million for 2001, and cost of products sold increased by $45 million for 2001.

Shipping and Handling
Shipping and handling costs incurred were $604 million, $518 million and $473 million in 2003, 2002 and 2001, respectively, and are included in selling, marketing and administrative expense. The amount of revenue received for shipping and handling is less than 0.5% of sales to customers for all periods presented.

Inventories
Inventories are stated at the lower of cost or market determined by the first-in, first-out method.

Intangible Assets
In accordance with SFAS No. 142, no amortization was recorded for goodwill and/or intangible assets deemed to have indefinite lives for acquisitions completed after June 30, 2001. Further, effective at the beginning of fiscal year 2002 in accordance with SFAS No. 142, the Company discontinued the amortization relating to all existing goodwill and indefinite lived intangible assets. If SFAS No. 142 were effective for 2001, the effect would have been to reduce amortization expense by $141 million before tax. Intangible assets that have finite useful lives continue to be amortized over their useful lives. SFAS No. 142 requires that goodwill and non-amortizable intangible assets be assessed annually for impairment. The Company completed the annual impairment test for 2003 in the fiscal fourth quarter and no impairment was determined. Future impairment tests will be performed in the fiscal fourth quarter, annually.

Financial Instruments
The Company follows the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133, collectively referred to as SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction, and if it is, depending on the type of hedge transaction.

The Company uses forward exchange contracts to manage its exposure to the variability of cash flows, primarily related to the foreign exchange rate changes of future intercompany product and third party purchases of raw materials denominated in foreign currency. The Company also uses currency swaps to manage currency risk primarily related to borrowings. Both of these types of derivatives are designated as cash flow hedges. Additionally, the Company uses forward exchange contracts to offset its exposure to certain foreign currency assets and liabilities. These forward exchange contracts are not designated as hedges and, therefore, changes in the fair values of these derivatives are recognized in earnings, thereby offsetting the current earnings effect of the related foreign currency assets and liabilities.

The designation as a cash flow hedge is made at the date of entering into the derivative contract. At inception, all derivatives are expected to be highly effective. Changes in the fair value of a derivative that is designated as a cash flow hedge and is highly effective are recorded in accumulated other comprehensive income until the underlying transaction affects earnings, and are then reclassified to earnings in the same account as the hedged transaction. Fair value of a forward exchange contract represents the present value of the change in forward exchange rates times the notional amount of the derivative. The fair value of a currency swap contract is determined by discounting to the present all future cash flows of the currencies to be exchanged at interest rates prevailing in the market for the periods the currency exchanges are due and expressing the result in U.S. dollars at the current spot foreign currency exchange rate.

On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes in the cash flows of hedged items. If and when a derivative is no longer expected to be highly effective, hedge accounting is discontinued. Hedge ineffectiveness, if any, is included in current period earnings.

The Company documents all relationships between hedged items and derivatives. The overall risk management strategy includes reasons for undertaking hedge transactions and entering into derivatives. The objectives of this strategy are: (1) minimize foreign currency exposure's impact on the Company's financial performance; (2) protect the Company's cash flow from adverse movements in foreign exchange rates; (3) ensure the appropriateness of financial instruments; and (4) manage the enterprise risk associated with financial institutions.

Product Liability
Accruals for product liability claims are recorded, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. The accruals are adjusted periodically as additional information becomes available. Receivables for insurance recoveries related to product liability related claims are recorded, on an undiscounted basis, when it is probable that a recovery will be realized.

Research and Development
Research and development expenses are expensed as incurred. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangibles, net of accumulated amortization.

Advertising
Costs associated with advertising are expensed in the year incurred and are included in the selling, marketing and administrative expenses. Advertising expenses worldwide, which are comprised of television, radio, print media and Internet advertising, were $1.7 billion in 2003, $1.5 billion in 2002 and $1.4 billion in 2001.

Income Taxes
The Company intends to continue to reinvest its undistributed international earnings to expand its international operations; therefore, no U.S. tax expense has been recorded to cover the repatriation of such undistributed earnings. At December 28, 2003, and December 29, 2002, the cumulative amount of undistributed international earnings was approximately $14.8 billion and $12.3 billion, respectively.

Deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

Net Earnings Per Share
Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Stock Options
At December 28, 2003, the Company had 21 stock-based employee compensation plans that are described in Note 10. The Company accounts for those plans under the recognition and measurement principles of Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related Interpretations. Compensation costs are not recorded in net income for stock options as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

As required by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123, the following table shows the estimated effect on net income and earnings per share if the Company had applied the fair value recognition provision of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(Dollars in Millions
Except Per Share Data)        2003    2002     2001

Net income, as reported    $7,197    6,597    5,668
Less:
 Compensation expense(1)      349      320      263

Pro forma                  $6,848    6,277    5,405
Earnings per share:
 Basic - as reported        $2.42     2.20     1.87
       - pro forma           2.31     2.09     1.78
 Diluted - as reported       2.40     2.16     1.84
         - pro forma         2.29     2.06     1.75

(1) Determined under fair value based method for all awards, net of tax.

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported. Actual results may or may not differ from those estimates.

Annual Closing Date
The Company follows the concept of a fiscal year which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years, as will be the case in 2004, the fiscal year consists of 53 weeks.

Reclassification
Certain prior year amounts have been reclassified to conform with current year presentation.

Stock Split
On April 26, 2001, the Board of Directors declared a 2-for-1 stock split. Shareholders of record at the close of business on May 22, 2001, were issued one additional share of Johnson & Johnson common stock on June 12, 2001, for each share held as of the record date. All shares and per share data for all periods presented in these financial statements have been adjusted to reflect the stock split.

2 Inventories
At the end of 2003 and 2002, inventories were comprised of:

(Dollars in Millions)         2003        2002

Raw materials and supplies   $966          835
Goods in process              981          803
Finished goods              1,641        1,665
                           $3,588        3,303

3 Property, Plant and Equipment
At the end of 2003 and 2002, property, plant and equipment at cost and accumulated depreciation were:

(Dollars in Millions)         2003        2002

Land and land improvements  $ 594          472
Buildings and
 building equipment         5,219        4,364
Machinery and equipment     9,558        7,869
Construction in progress    1,681        1,609
                           17,052       14,314
Less accumulated
 depreciation               7,206        5,604
                           $9,846        8,710

The Company capitalizes interest expense as part of the cost of construction of facilities and equipment. Interest expense capitalized in 2003, 2002 and 2001 was $108 million, $98 million and $95 million, respectively.

Depreciation expense, including the amortization of capitalized interest in 2003, 2002 and 2001 was $1.4 billion, $1.3 billion and $1.1 billion, respectively.

Upon retirement or other disposal of fixed assets, the cost and related amount of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is adjusted to earnings.

4 Rental Expense and Lease Commitments
Rentals of space, vehicles, manufacturing equipment and office and data processing equipment under operating leases were approximately $279 million in 2003, $298 million in 2002 and $275 million in 2001.

The approximate minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 28, 2003 are:

(Dollars                                     After
in Millions)        2004 2005 2006 2007 2008 2008 Total
                   $143  127  115   97   80  193  755

Commitments under capital leases are not significant.

5 Employee Related Obligations
At the end of 2003 and 2002, employee related obligations were:

(Dollars in Millions)         2003      2002

Pension benefits            $ 862       643
Postretirement benefits       966       907
Postemployment benefits       213       193
Deferred compensation         362       335
                            2,403     2,078
Current benefits payable      141       111
Employee related
 obligations               $2,262     1,967

Prepaid employee related obligations of $1,021 million and $959 million for 2003 and 2002, respectively, are included in other assets on the consolidated balance sheet.

6 Borrowings
The components of long-term debt are as follows:
                                     Eff.         Eff.
(Dollars in Millions)         2003   Rate% 2002   Rate%

3% Zero Coupon
 Convertible
 Subordinated Debentures
 due 2020                   $ 639    3.00   621    3.00
4.95% Debentures
 due 2033                     500    4.95     -       -
3.80% Debentures
 due 2013                     500    3.82     -       -
8.72% Debentures
 due 2024                     300    8.72   300    8.72
6.95% Notes due 2029          293    7.14   293    7.14
6.73% Debentures
 due 2023                     250    6.73   250    6.73
8.25% Eurodollar Notes
 due 2004                     200    8.37   200    8.37
6.625% Notes due 2009         198    6.80   198    6.80
5.50% Convertible
 Subordinated Notes
 due 2009                     182    2.00     -       -
5.12% Notes due 2003(2)         -       -    60    0.82
5.25% Zero Coupon
 Convertible Subordinated
Debentures due 2014            10    5.25    11    5.25
Industrial Revenue Bonds       36    3.54    39    3.85
Other                          71       -   127       -
                            3,179 5.23(1) 2,099 5.85(1)
Less current portion          224            77
                           $2,955         2,022

(1) Weighted average effective rate.
(2) Represents 5.12% U.S. Dollar notes due 2003 issued by a
Japanese subsidiary and converted to a 0.82% fixed rate yen note via a currency swap.

The Company has access to substantial sources of funds at numerous banks worldwide. Total unused credit available to the Company approximates $3.2 billion, including $1.5 billion of credit commitments and $0.8 billion of uncommitted lines with various banks worldwide that expire during 2004. Interest charged on borrowings under the credit line agreements is based on either bids provided by the banks, the prime rate or London Interbank Offered Rates (LIBOR) plus applicable margins. Commitment fees under the agreements are not material.

At year-end 2002, the Company had $1.8 billion remaining on its shelf registration. In May 2003, the Company issued a total of $1.0 billion in bonds from this shelf: $500 million of 3.8% Debentures due May 15, 2013, and $500 million of 4.95% Debentures due May 15, 2033. In December 2003, the Company filed a new shelf registration with the Securities and Exchange Commission, and, in combination with the $785 million remaining from the prior shelf registration, may issue up to $2.0 billion in debt securities and warrants to purchase debt securities. The new shelf registration became effective on January 21, 2004.

Long term debt includes three convertible subordinated debentures, two issued by ALZA Corporation and one by Scios Inc., prior to the companies becoming wholly owned subsidiaries of Johnson & Johnson.

In August 2002, Scios Inc. issued in a private offering $150 million of 5.5% Convertible Subordinated Notes due 2009; interest payable semi-annually on February 15 and August 15. The Notes were convertible at the option of the holder at any time prior to redemption, repurchase or maturity at a conversion price of $39.30. Following the acquisition by Johnson & Johnson in April 2003, each $1,000 in principal amount of the Notes became convertible into the right to receive $1,145.04 in cash without interest. Semi-annual interest remains payable until conversion, repurchase or maturity. At December 28, 2003, the book value of these Notes approximates fair value.

On July 28, 2000, ALZA completed a private offering of the 3% Zero Coupon Convertible Subordinated Debentures, which were issued at a price of $551.26 per $1,000 principal amount at maturity. At December 28, 2003, the outstanding 3% Debentures had a total principal amount at maturity of $1.0 billion with a yield to maturity of 3% per annum, computed on a semiannual bond equivalent basis. There are no periodic interest payments. Under the terms of the 3% Debentures, holders are entitled to convert their Debentures into approximately 15.0 million shares of Johnson & Johnson stock at a price of $40.102 per share. Approximately 581,000 shares have been issued as of December 28, 2003, due to voluntary conversions by note holders. At the option of the holder, the 3% Debentures may be repurchased by the Company on July 28, 2008 or 2013 at a purchase price equal to the issue price plus accreted original issue discount to such purchase date. The Company, at its option, may elect to deliver either Johnson & Johnson common stock or cash, or a combination of stock and cash, in the event of repurchase of the 3% Debentures. The Company, at its option, may also redeem any or all of the 3% Debentures after July 28, 2003, at the issue price plus accreted original issue discount. At December 28, 2003, and December 29, 2002, the fair value based on quoted market value of the 3% Debentures was $712.3 million and $812.5 million, respectively.

In 1994, ALZA issued the 5.25% Zero Coupon Convertible Subordinated Debentures at a price of $354.71 per $1,000 principal amount at maturity. At December 28, 2003, the outstanding 5.25% Debentures had a total principal amount at maturity of $17 million with a yield to maturity of 5.25% per annum, computed on a semiannual bond equivalent basis. There are no periodic interest payments. Under the terms of the Debentures, note holders are entitled to convert their Debentures into approximately 24.0 million shares of Johnson & Johnson stock at a price of $13.939 per share. Approximately 23.6 million shares of Johnson & Johnson stock have been issued as of December 28, 2003, due to voluntary conversions by Debenture holders. At the option of the holder, the 5.25% Debentures can be purchased by the Company on July 14, 2004, or July 14, 2009, at a purchase price equal to the issue price plus accreted original issue discount to such purchase date. The Company, at its option, may elect to deliver either common stock or cash in the event of conversion or purchase of the 5.25% Debentures. The Company, at its option, may also redeem any or all of the 5.25% Debentures for cash after July 14, 1999, at a redemption price equal to the issue price plus accreted original issue discount. At December 28, 2003, and December 29, 2002, the fair value based on quoted market value of the 5.25% Debentures was $22 million and $27 million, respectively.

Short-term borrowings and current portion of long-term debt amounted to $1.1 billion at the end of 2003. These borrowings are comprised of $599 million of Commercial Paper, $200 million of 8.25% Eurodollar Notes that are maturing in 2004 and $340 million of local borrowings, principally by international subsidiaries.

Aggregate maturities of long-term obligations commencing in 2004 are:
                                                   After
(Dollars in Millions)     2004 2005 2006 2007 2008 2008
                        $224   18   18   11    8   2,900

7 Intangible Assets
At the end of 2003 and 2002, the gross and net amounts of intangible assets were:

(Dollars in Millions)              2003      2002

Goodwill - gross                $6,085     5,320
Less accumulated amortization      695       667
Goodwill - net                  $5,390     4,653
Trademarks (non-amortizable)
 - gross                        $1,098     1,021
Less accumulated amortization      136       138
Trademarks (non-amortizable)
 - net                            $962       883
Patents and trademarks - gross  $3,798     2,016
Less accumulated amortization      818       534
Patents and trademarks - net    $2,980     1,482
Other intangibles - gross       $3,187     2,998
Less accumulated amortization      980       770
Other intangibles - net         $2,207     2,228
Total intangible assets
 - gross                       $14,168    11,355
Less accumulated amortization    2,629     2,109
Total intangible assets
 - net                         $11,539     9,246

Goodwill as of December 28, 2003, as allocated by segments of business is as follows:
                                      Med Dev
(Dollars in Millions) Consumer Pharm  and Diag Total
Goodwill, net of
 accumulated
 amortization at
 December 29, 2002      $821    244     3,588 4,653
Acquisitions               -    502       113   615
Translation & other       61     35        26   122
Goodwill at
 December 28, 2003      $882    781     3,727 5,390

The weighted average amortization periods for patents and trademarks and other intangible assets are 16 years and 18 years, respectively. The amortization expense of amortizable intangible assets for the fiscal year ended December 28, 2003, was $454 million before tax and the estimated amortization expense for the five succeeding years approximates $485 million before tax, per year.

8 Income Taxes
The provision for taxes on income consists of:

(Dollars in Millions)       2003      2002      2001

Currently payable:
 U.S. taxes               $2,934     2,042     1,726
 International taxes         897       726       610
                           3,831     2,768     2,336
Deferred:
 U.S. taxes                (409)        20      (22)
 International taxes       (311)      (94)      (84)
                           (720)      (74)     (106)
                          $3,111     2,694     2,230

A comparison of income tax expense at the federal statutory rate of 35% in 2003, 2002 and 2001, to the Company's effective tax rate is as follows:

(Dollars in Millions)       2003      2002      2001

U.S.                      $6,333     6,189     4,744
International              3,975     3,102     3,154
Earnings before taxes
 on income:              $10,308     9,291     7,898
Statutory taxes            3,608     3,252     2,764
Tax rates:
Statutory                  35.0%     35.0%     35.0%
Puerto Rico and
 Ireland operations        (6.1)     (4.5)     (5.4)
Research tax credits       (1.0)     (0.7)     (0.4)
U.S. state and local         2.0       1.2       0.9
International
 subsidiaries
 excluding Ireland         (2.0)     (2.2)     (2.6)
IPR&D                        3.1       0.7       0.5
All other                  (0.8)     (0.5)       0.2
Effective tax rate         30.2%     29.0%     28.2%

During 2003, the Company had subsidiaries operating in Puerto Rico under various tax incentive grants. In addition, the Company has subsidiaries manufacturing in Ireland under an incentive tax rate.

Temporary differences and carry forwards for 2003 and 2002 are as follows:
                              2003             2002
                         Deferred Tax      Deferred Tax
(Dollars in Millions) Asset    Liability  Asset Liability

Employee related
 obligations         $ 356                 443
Depreciation                     (248)            (318)
Non-deductible
 intangibles                   (1,455)            (931)
International R&D
 capitalized for tax   574                 340
Reserves & liabilities 556                 479
Income reported
 for tax purposes      416                 343
Miscellaneous
 international         502       (258)     359    (278)
Capitalized intangible 131                 139
Miscellaneous U.S.     760                 354
Total deferred
 income taxes       $3,295     (1,961)   2,457  (1,527)

The difference between the net deferred tax on income per the balance sheet and the net deferred tax above is included in Taxes on Income on the balance sheet.

9 International Currency Translation
For translation of its subsidiaries operating in non-U.S. dollar currencies, the Company has determined that the local currencies of its international subsidiaries are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years.

In consolidating international subsidiaries, balance sheet currency effects are recorded as a component of accumulated other comprehensive income. This equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates, except for those located in highly inflationary economies that are reflected in operating results.

An analysis of the changes during 2003 and 2002 for foreign currency translation adjustments is included in Note 12.

Net currency transaction and translation gains and losses included in other expense were before tax losses of $22 million, $29 million and $4 million in 2003, 2002 and 2001, respectively.

10 Common Stock, Stock Option Plans and Stock
Compensation Agreements
At December 28, 2003, the Company had 21 stock-based compensation plans. Under the 2000 Stock Option Plan, the Company may grant options to its employees for up to 1.6% of the issued shares of the Company's Common Stock plus the number of shares available from the previous year that were not issued as well as shares issued under the Plan that expired or terminated without being exercised. The shares outstanding are for contracts under the Company's 1991, 1995 and 2000 Stock Option Plans, the 1997 Non-Employee Director's Plan and the Mitek, Cordis, Biosense, Gynecare, Centocor, Innovasive Devices, ALZA, Inverness and Scios Stock Option Plans. During 2003, no options were granted under any of these plans except the 2000 Stock Option Plan and the Scios Stock Option Plan (pre-acquisition).

Stock options expire 10 years from the date they are granted and vest over service periods that range from one to five years. All options are granted at current market price on the date of grant. Shares available under the 2000 Stock Option Plan for future grants are based on 1.6% of the issued shares each year, and 49.9 million shares could be granted each year during the years 2000 through 2005 in addition to any other available shares as described above. Shares available for future grants under the 2000 plan were 73.1 million at the end of 2003.

A summary of the status of the Company's stock option plans as of December 28, 2003, December 29, 2002 and December 30, 2001, and changes during the years ending on those dates are presented below:

                                               Weighted
                                 Options      Average
(Shares in Thousands)           Outstanding  Exercise Price
Balance at December 31, 2000     193,988       $32.27
Options granted               8,975  (1)        36.31
Options exercised               (30,622)        19.00
Options canceled/forfeited       (5,117)        49.38
Balance at December 30, 2001     167,224        34.37
Options granted                   48,072        57.30
Options exercised               (21,012)        19.64
Options canceled/forfeited       (4,543)        50.86
Balance at December 29, 2002     189,741        41.42
Options granted              50,880  (2)        49.15
Options exercised               (21,242)        17.22
Options canceled/forfeited       (5,430)        52.68
Balance at December 28, 2003     213,949       $45.37

(1) Includes 3,108 options issued to replace Inverness options outstanding at or granted prior to the acquisition.
(2) Includes 7,002 options issued to replace Scios options outstanding at or granted prior to the acquisition.

For the year ended December 30, 2001, there was a change in the timing of granting stock compensation and options to employees from December 2001 to February 2002. This change was enacted to have 2001 results finalized in order to align compensation with performance. The same timing of grants will be followed prospectively.

The average fair value of options granted was $13.58 in 2003, $15.49 in 2002 and $13.72 in 2001. The fair value was estimated using the Black-Scholes option pricing model based on the weighted average assumptions of:

                         2003    2002    2001

Risk-free rate         3.09%    4.39%   4.87%
Volatility             28.0%    26.0%   27.0%
Expected life        5.0 yrs  5.0 yrs 5.0 yrs
Dividend yield         1.35%    1.33%   1.33%

The following table summarizes stock options outstanding and exercisable at December 28, 2003:

(Shares in Thousands)       Outstanding    Exercisable
                              Average         Average
Exercise              Average Exercise        Exercise
Price Range  Options  Life(a) Price   Options   Price

$3.85-$21.57  22,736   2.0   $18.34  22,653   $18.35
$21.60-$39.86 28,579   4.2    30.11  26,778    30.13
$40.08-$50.08 39,209   5.7    45.96  36,608    45.86
$50.11-$52.11 34,880   6.8    50.70  33,282    50.69
$52.20-$54.69 43,114   9.1    52.29     220    54.31
$54.80-$65.10 45,431   8.1    57.34     122    58.56
             213,949   6.5   $45.37 119,663   $38.51

(a) Average contractual life remaining in years.

Stock options exercisable at December 29, 2002, and December 30,
2001, were 100,702 options at an average price of $30.47 and 99,176 options at an average exercise price of $24.34, respectively.

11 Segments of Business and Geographic Areas

Segments of Business(1)
Johnson & Johnson and Subsidiaries

                               Sales to Customers(2)
(Dollars in Millions)          2003    2002    2001

Consumer
 - United States             $3,968   3,605   3,449
   International              3,463   2,959   2,871
Total                         7,431   6,564   6,320
Pharmaceutical
 - United States             13,271  11,919  10,240
   International              6,246   5,232   4,611
Total                        19,517  17,151  14,851
Med Devices and Diag -
 United States                8,035   6,931   6,136
     International            6,879   5,652   5,010
Total                        14,914  12,583  11,146
Worldwide total             $41,862  36,298  32,317

                               Operating Profit
(Dollars in Millions)       2003(5) 2002(6) 2001(7)

Consumer                     $1,393   1,229   1,004
Pharmaceutical                5,896   5,787   4,928
Medical Devices
 and Diagnostics              3,370   2,489   2,001
Segments total               10,659   9,505   7,933
Expenses not allocated
 to segments(3)               (351)   (214)    (35)
Worldwide total             $10,308   9,291   7,898

                               Identifiable Assets
(Dollars in Millions)          2003    2002    2001

Consumer                     $5,371   5,056   4,209
Pharmaceutical               15,351  11,112  10,591
Medical Devices
 and Diagnostics             16,082  15,052  13,645
Segments total               36,804  31,220  28,445
General corporate(4)         11,459   9,336  10,043
Worldwide total             $48,263  40,556  38,488

                               Additions to Property,
                                 Plant & Equipment
(Dollars in Millions)          2003    2002    2001


Consumer                       $229     222     230
Pharmaceutical                1,236   1,012     749
Medical Devices
 and Diagnostics                639     713     621
Segments total                2,104   1,947   1,600
General corporate               158     152     131
Worldwide total              $2,262   2,099   1,731

                               Depreciation and
                                 Amortization
(Dollars in Millions)          2003    2002    2001

Consumer                       $246     244     263
Pharmaceutical                  765     557     492
Medical Devices
 and Diagnostics                761     776     801
Segments total                1,772   1,577   1,556
General corporate                97      85      49
Worldwide total              $1,869   1,662   1,605


                               Sales to Customers(2)
(Dollars in Millions)          2003    2002    2001

United States               $25,274  22,455  19,825
Europe                        9,483   7,636   6,687
Western Hemisphere
 excluding U.S.               2,236   2,018   2,070
Asia-Pacific, Africa          4,869   4,189   3,735
Worldwide total             $41,862  36,298  32,317

                               Long-Lived Assets
(Dollars in Millions)          2003    2002    2001

United States               $15,527  12,854  11,922
Europe                        5,193   4,712   3,632
Western Hemisphere
 excluding U.S.                 772     622     640
Asia-Pacific, Africa            605     603     433
Segments total               22,097  18,791  16,627
General corporate               448     383     319
Other non long-lived assets  25,718  21,382  21,542
Worldwide total             $48,263  40,556  38,488


(1) See Management's Discussion and Analysis for a description of the segments in which the Company does business.
(2) Export sales and intersegment sales are not significant. Sales to three distributors accounted for 10.5%, 9.0% and 9.1% in 2003 and 10.3%, 9.8% and 9.2% in 2002. These sales were concentrated in the Pharmaceutical segment. Sales of PROCRIT/EPREX accounted for 9.5%, 11.8% and 10.6% of total Company revenues for 2003, 2002 and 2001, respectively.
(3) Amounts not allocated to segments include interest income/expense, minority interest and general corporate income and expense.
(4) General corporate includes cash and marketable securities.
(5) Includes $737 million In-Process Research & Development (IPR&D) in the Pharmaceutical segment and $181 million of IPR&D and $230 million of an arbitration ruling on stent patents in the Medical Devices and Diagnostics segment.
(6) Includes $150 million of IPR&D, $150 million and $85 million of costs related to an arbitration settlement on PROCRIT in the Pharmaceutical segment and $39 million of IPR&D in the Medical Devices and Diagnostics segment.
(7) Includes $147 million of ALZA merger costs in the Pharmaceutical segment and $105 million of IPR&D.

12 Accumulated Other Comprehensive Income
Components of other comprehensive income/(loss) consist of the following:

(Dollars in Millions)
                                      Total
                       Unrld          Gains/    Accum
                For.   Gains/   Pens  (Losses)  Other
                Cur.   (Losses) Liab  on Deriv  Comp
                Trans. On Sec   Adj.  & Hedg    Inc/(Loss)

Dec. 31, 2000  $(522)     76   (15)       -     (461)
Net 2001
 changes        (175)      8      -      98      (69)
Dec. 30, 2001   (697)     84   (15)      98     (530)
2002 changes
 Net change due
  to hedging
  transactions      -      -      -   (394)
 Net amount
  reclassed to
  net earnings      -      -      -     196
Net 2002
 changes         (10)   (86)   (18)   (198)     (312)
Dec. 29, 2002  $(707)    (2)   (33)   (100)     (842)
2003 changes
 Net change due
  to hedging
  transactions      -      -      -   (567)
 Net amount
  reclassed to
  net earnings      -      -      -     487
Net 2003
 changes          334     29   (31)    (80)       252
Dec. 28, 2003  $(373)     27   (64)   (180)     (590)

Total other comprehensive income for 2003 includes reclassification adjustment losses of $3 million realized from the sale of equity securities and the associated tax benefit of $1 million. Total other comprehensive income for 2002 includes reclassification adjustment gains of $45 million realized from the sale of equity securities and the associated tax expense of $19 million. In 2001, total other comprehensive income included reclassification adjustment gains of $21 million realized from the sale of equity securities and the associated tax expense of $7 million.

The tax effect on the unrealized gains/(losses) on equity securities is an expense of $15 million in 2003, a benefit of $1 million in 2002 and an expense of $64 million in 2001. The tax effect on the gains/(losses) on derivatives and hedges are benefits of $99 million and $56 million in 2003 and 2002, respectively, and an expense of $53 million in 2001. See Note 15 for additional information relating to derivatives and hedging.

The currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in international subsidiaries.

13 Pensions and Other Benefit Plans
The Company sponsors various retirement and pension plans, including defined benefit, defined contribution and termination indemnity plans, which cover most employees worldwide. The Company also provides postretirement benefits, primarily health care, to all U.S. retired employees and their dependents.

Many international employees are covered by government-sponsored programs and the cost to the company is not significant.

Retirement plan benefits are primarily based on the employee's compensation during the last three to five years before retirement and the number of years of service. International subsidiaries have plans under which funds are deposited with trustees, annuities are purchased under group contracts or reserves are provided.

The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.

In December 2003, SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued and amends further the disclosure requirements for pensions and other postretirement benefits. The revised Statement addresses disclosures only. It does not address liability measurement or expense recognition.

The Company uses the date of its consolidated financial statements (December 28, 2003, and December 29, 2002, respectively) as the measurement date for all U.S. and international retirement and other benefit plans.

Net periodic benefit costs for the Company's defined benefit retirement plans and other benefit plans for 2003, 2002 and 2001 include the following components:

                     Retirement Plans   Other Benefit Plans
(Dollars in Millions)2003 2002 2001  2003 2002 2001


Service cost         $325  249  219    28   23   23
Interest cost         391  354  325    70   59   52
Expected return on
 plan assets        (495)(447)(413)   (3)  (4)  (5)
Amortization of prior
 service cost          18   15   18   (3)  (3)  (3)
Amortization of net
 transition asset     (4)  (7)  (6)     -    -    -
Recognized actuarial
 losses/(gains)       109 (41) (68)     3    -  (7)
Curtailments and
 settlements            1  (1)  (1)     -    -    -
Special termination
 benefits              95    -    -     -    -    -
Net periodic benefit
 cost                $440  122   74    95   75   60

The net periodic cost attributable to U.S. retirement plans was $309 million in 2003, $61 million in 2002 and $28 million in 2001.

During 2003, the Company offered a voluntary retirement program with enhanced benefits called the Retirement Enhancement Program
(REP) to eligible U.S. regular, full-time employees who will have attained age 55 with at least 10 years of pension credited service by June 30, 2004. The program enhancements include the elimination of the early retirement reduction for pension benefit purposes (normally 4% per year prior to age 62) and a special termination benefit (one week of pay per year of credited service). The program resulted in an increase in U.S. pension expense of $95 million in 2003 to reflect the value of the retirement enhancement.

The weighted-average assumptions in the following table represent the rates used to develop the actuarial present value of projected benefit obligation for the year listed and also the net periodic benefit cost for the following year.

                              Retirement Plans
U.S. Benefit Plans    2003  2002    2001   2000


Discount rate        6.00% 6.75%   7.50%  7.50%
Expected long-term
 rate of return
 on plan assets       9.00  9.00    9.00   9.00
Rate of increase in
 compensation levels  4.50  4.50    4.50   5.00

International Benefit Plans
Discount rate        5.25% 5.75%   5.75%  6.00%
Expected long-term
 rate of return
 on plan assets       7.50  7.50    7.50   7.50
Rate of increase in
 compensation levels  3.50  3.50    3.50   3.50

                              Other Benefit Plans
U.S. Benefit Plans    2003  2002    2001   2000

Discount rate        6.00% 6.75%   7.50%  7.50%
Expected long-term
 rate of return
 on plan assets       9.00  9.00    9.00   9.00
Rate of increase in
 compensation levels  4.50  4.50    4.50   5.00

International Benefit Plans
Discount rate        6.00% 6.75%   6.75%  6.75%
Expected long-term
 rate of return
 on plan assets          -     -       -      -
Rate of increase in
 compensation levels  4.25  4.25    4.25   4.25

The expected long-term rate of return on plan assets assumptions are determined using a building block approach, considering historical averages and real returns of each asset class. In certain countries, where historical returns are not meaningful, consideration is given to local market expectations of long-term returns.

The following table displays the assumed health care trend rates, for all individuals:

Worldwide Benefit Plans       2003      2002

Health care trend rate
 assumed for next year     10.00%     7.75%
Rate to which the cost trend
 rate is assumed to decline
 (ultimate trend)           4.50%     4.50%
Year the rate reaches the
 ultimate trend rate         2010      2009

A one-percentage-point change in assumed health care cost trend rates would have the following effect:

                              One-Percentage-     One-Percentage-
(Dollars in Millions)         Point Increase Point Decrease

Worldwide Benefit Plans
Total interest and
 service cost                    $ 15         $ (12)
Postretirement benefit
  obligation                      159          (132)

The following table sets forth information related to the benefit obligation and the fair value of plan assets at year-end 2003 and 2002 for the Company's defined benefit retirement plans and other postretirement plans:

(Dollars in Millions)    Retirement Plans Other Benefit Plans
Change in Benefit Obligation2003 2002      2003    2002

Projected benefit obligation
 - beginning of year    $6,051  5,026     1,015     782
Service cost               325    249        28      23
Interest cost              391    354        70      59
Plan participant
 contributions              20     18         -       -
Amendments                 110     17         1       -
Actuarial losses           714    478       261     190
Divestitures
 & acquisitions            (3)    (4)         -       8
Curtailments
 & settlements             (1)    (6)         -       -
Benefits paid
 from plan               (268)  (246)      (55)    (50)
Effect of exchange rates   341    165         9       3
Projected benefit
 obligation
 - end of year          $7,680  6,051     1,329   1,015

Change in Plan Assets
Plan assets at
 fair value
 - beginning of year    $4,705  4,355        34      48
Actual return on
 plan assets               963  (611)         9    (12)
Company contributions      393  1,074        49      47
Plan participant contrib.   20     18         -       -
Divestitures                 -    (2)         -    (49)
Benefits paid from plan
 assets                  (258)  (232)      (53)       -
Effect of exchange rates   227    103         -       -
Plan assets at
 fair value
 - end of year          $6,050  4,705        39      34

Strategic asset allocations are determined by country based on the nature of the liabilities and considering the demographic composition of the plan participants (average age, years of service and active versus retiree status). The Company's plans are considered non-mature plans and the long-term strategic asset allocations are consistent with these types of plans. Emphasis is placed on diversifying equities on a broad basis combined with currency matching of the fixed income assets. Derivatives are used primarily to hedge currency exposure.

The Company is not expected to have to fund its U.S. retirement plans in 2004 in order to meet minimum statutory funding requirements. International plans will be funded in accordance with local regulations. Additional discretionary contributions will be made when deemed appropriate to meet the long-term obligations of the plans. In certain countries other than the United States, the funding of pension plans is not a common practice as funding provides no economic benefit. Consequently, the Company has several pension plans which are not funded.

The Company expects to contribute $62 million to its other benefit plans during 2004 to meet current year medical claim obligations.

The following table displays the projected future contributions to the Company's U.S. unfunded retirement plans:
(Dollars in Millions)
                                                  After
U.S. Retirement Plans  2004  2005 2006 2007 2008 2008
Unfunded retirement plans$19   20   22   23   26  735

The Company's retirement plan asset allocation at the end of 2003 and 2002 and target allocations for 2004 are as follows:

                         Percent of     Target
(Dollars in Millions)    Plan Assets    Allocation

U.S. Retirement Plans   2003    2002     2004
Equity securities        78%     67%      75%
Debt securities           22      33       25
Total plan assets       100%    100%     100%

International Retirement Plans
Equity securities        67%     62%      75%
Debt securities           32      37       25
Real estate and other      1       1        -
Total plan assets       100%    100%     100%

The Company's other benefit plans are unfunded except for U.S.
life insurance contract assets of $39 million and $34 million at December 28, 2003 and December 29, 2002, respectively.

The fair value of Johnson & Johnson common stock directly held in plan assets was $363 million (6.0% of total plan assets) at December 28, 2003, and $384 million (8.2% of total plan assets) at December 29, 2002.

Amounts recognized in the Company's balance sheet consist of the following:

                         Retirement Plans Other Benefit Plans
(Dollars in Millions)     2003   2002      2003    2002

Plan assets at
  fair value            $6,050  4,705        39      34
Projected benefit
 obligation              7,680  6,051     1,329   1,015
Funded status          (1,630)(1,346)   (1,290)   (981)
Unrecognized
 actuarial
 losses                  1,749  1,588       336      92
Unrecognized prior
 service cost              133    124      (12)    (18)
Unrecognized net
 transition asset            -    (4)         -       -
Total recognized in the
 consolidated
 balance sheet            $252    362     (966)   (907)

                         Retirement Plans Other Benefit Plans
(Dollars in Millions)     2003   2002      2003    2002

Book reserves           $(862)  (643)     (966)   (907)
Prepaid benefits         1,021    959         -       -
Intangible assets           29     13         -       -
Accumulated comprehensive
 income                     64     33         -       -
Total recognized in the
 consolidated
 balance sheet            $252    362     (966)   (907)

The accumulated benefit obligation for all U.S. and international defined benefit retirement plans was $6.5 billion and $5.1 billion at December 28, 2003 and December 29, 2002, respectively.

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits obligation (ABO) exceeds the fair value of plan assets and accrued pension liabilities. The minimum pension liabilities (intangible assets and accumulated comprehensive income) in 2003 and 2002 of $93 million and $46 million, respectively, relate primarily to plans outside of the U.S. The increase in the minimum liability included in comprehensive income was $31 million and $18 million in 2003 and 2002, respectively.

Plans with accumulated benefit obligations in excess of plan assets consist of the following:

                                Retirement Plans
(Dollars in Millions)           2003      2002

Accumulated benefit
 obligation                 $(1,328)     (953)
Projected benefit
 obligation                  (1,729)   (1,024)
Plan assets at
 fair value                      591       305

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 was enacted that introduces a prescription drug benefit under Medicare as well as a subsidy to sponsors of retiree health care benefit plans. The Company has elected to defer the recognition of the Act until such time when the authoritative guidance is issued. Any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the Company's financial statements do not reflect the effect of the Act.

14 Marketable Securities

                              December 28, 2003
                               Un-    Un-
                               real-  real-    Est
                       Net     ized   ized     Fair
                       Cost    Gains  Losses   Value

Money market funds   $1,559       -      -    1,559
Commercial paper        330       -      -      330
Time deposits           663       -      -      663
Government securities
 and obligations      2,844       1      -    2,845
Bank notes               22       -      -       22
Corporate debt
 securities           2,235       -      -    2,235
Total current
 marketable
 securities          $7,653       1      -    7,654
Government
 securities              25       -      -       25
Bank notes                6       -      -        6
Corporate debt
 securities               6       -      -        6
Investments held
 in trust                47       -      -       47
Total non-current
 marketable
 securities             $84       -      -       84



                              December 29, 2002
                               Un-    Un-
                               real-  real-    Est
                       Net     ized   ized     Fair
                       Cost    Gains  Losses   Value

Money market funds     $701       -      -      701
Commercial paper         35       -      -       35
Time deposits           754       -      -      754
Government securities
 and obligations      1,976       3      -    1,979
Bank notes               18       -      -       18
Corporate debt
 securities           2,791       6      -    2,797
Total current
 marketable
 securities          $6,275       9      -    6,284
Government
 securities              14       -      -       14
Bank notes               27       -      -       27
Corporate debt
 securities               -       -      -        -
Investments held
 in trust                80       -      -       80
Total non-current
 marketable
 securities           $ 121       -      -      121

Current marketable securities include $3.5 billion and $1.7 billion that are classified as cash equivalents on the balance sheet at December 28, 2003, and December 29, 2002, respectively.

15 Financial Instruments
The Company follows the provisions of SFAS 133 requiring that all derivative instruments be recorded on the balance sheet at fair value.

As of December 28, 2003, the balance of deferred net losses on derivatives included in accumulated other comprehensive income was $180 million after-tax. For additional information, see Note 12. The Company expects that substantially all of this amount will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. The amount ultimately realized in earnings will differ as foreign exchange rates change. Realized gains and losses are ultimately determined by actual exchange rates at maturity of the derivative. Transactions with third parties will cause the amount in accumulated other comprehensive income to affect net earnings. The maximum length of time over which the Company is hedging is 18 months.

For the year ended December 28, 2003, the net impact of the hedges' ineffectiveness to the Company's financial statements was insignificant. For the year ended December 28, 2003, the Company has recorded a net gain of $4 million after tax in the "other (income) expense, net" category of the consolidated statement of earnings, representing the impact of discontinuance of cash flow hedges because it is probable that the originally forecasted transactions will not occur by the end of the originally specified time period.

Refer to Note 12 for disclosures of movements in Accumulated Other Comprehensive Income.

Concentration of Credit Risk
The Company invests its excess cash in both deposits with major banks throughout the world and other high quality money market instruments. Refer to Note 14 for additional information. The Company has a policy of making investments only with commercial institutions that have at least an A (or equivalent) credit rating. These investments generally mature within six months, and the Company has not incurred any related losses.

16 Savings Plan
The Company has voluntary 401(k) savings plans designed to enhance the existing retirement programs covering eligible employees. The Company matches a percentage of each employee's contributions consistent with the provisions of the plan for which he/she is eligible.

In the U.S. salaried plan, one-third of the Company match is paid in Company stock under an employee stock ownership plan (ESOP) unless the employee chooses to redirect his or her investment. In 1990, to establish the ESOP, the Company loaned $100 million to the ESOP Trust to purchase shares of the Company stock on the open market. In exchange, the Company received a note, the balance of which is recorded as a reduction of shareholders' equity.

Total Company contributions to the plans were $128 million in 2003, $111 million in 2002 and $96 million in 2001.

17 Mergers, Acquisitions and Divestitures
Certain businesses were acquired for $2.8 billion in cash and $323 million of liabilities assumed during 2003. These acquisitions were accounted for by the purchase method and, accordingly, results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

The 2003 acquisitions included: Link Spine Group, Inc., a privately owned corporation with exclusive worldwide rights to the CHARITE Artificial Disc; Scios Inc. a biopharmaceutical company with a marketed product for cardiovascular disease and research projects focused on auto-immune diseases; 3-Dimensional Pharmaceuticals, Inc., a company with a technology platform focused on the discovery and development of therapeutic small molecules; OraPharma, Inc., a specialty pharmaceutical company focused on the development and commercialization of unique oral therapeutics; and certain assets of Orquest, Inc., a privately held biotechnology company focused on developing biologically-based implants for orthopaedics and spine surgery.

The excess of purchase price over the estimated fair value of tangible assets acquired amounted to $1.8 billion and has been allocated to identifiable intangibles and goodwill. Approximately $918 million has been identified as the value of in-process research and development (IPR&D) primarily associated with the acquisition of Link Spine Group, Inc. and Scios Inc.

The IPR&D charge related to the Link Spine acquisition was $170 million and is associated with the CHARITE Artificial Disc. The CHARITE Artificial Disc is marketed in more than 30 countries outside the U.S, and a Premarket Approval Application was filed with U.S. Food and Drug Administration on February 17, 2004. The value of the IPR&D was calculated with the assistance of a third party appraiser using cash flow projections discounted for the risk inherent in such projects. A probability of success factor of 95% was used to reflect inherent clinical and regulatory risk. The discount rate was 19%. On a preliminary basis, the purchase price for the Link Spine acquisition was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair values of assets and liabilities acquired was approximately $84 million and was allocated to goodwill. The Company expects that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

The IPR&D charge related to Scios was $730 million and is largely associated with its p-38 kinase inhibitor program. The value of the IPR&D was calculated with the assistance of a third party appraiser using cash flow projections discounted for the risk inherent in such projects using a 16% probability of success factor and a 9% discount rate. On a preliminary basis, the purchase price for the Scios Inc. acquisition was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Identifiable intangible assets included patents and trademarks valued at approximately $1.5 billion. The excess of the purchase price over the fair values of assets and liabilities acquired was approximately $440 million and was allocated to goodwill. The Company expects that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

The remaining IPR&D was associated with Orquest, Inc., and 3-
Dimensional Pharmaceuticals, Inc., with charges of $11 million and $7 million, respectively. In both cases the value of the IPR&D was calculated with the assistance of a third party appraiser.

Certain businesses were acquired for $478 million in cash and liabilities assumed of $72 million during 2002. These acquisitions were accounted for by the purchase method, and, accordingly, results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

The 2002 acquisitions included Tibotec-Virco N.V., a privately-held biopharmaceutical company focused on developing anti-viral treatments; Micro Typing Systems, Inc., a manufacturer of reagents and supplier of distributed instruments known as the ID-Micro Typing System and Obtech Medical AG, a privately-held company that markets an adjustable gastric band for the treatment of morbid obesity.

The excess of purchase price over the estimated fair value of tangible assets of the acquired entities amounted to $325 million and has been allocated to identifiable intangibles and goodwill. Approximately $189 million has been identified as the value of IPR&D associated with the Tibotec-Virco N.V. and Obtech Medical AG acquisitions.

The IPR&D charge related to Tibotec-Virco N.V. was $150 million and is associated with two early stage HIV compounds. The value of the IPR&D was calculated with the assistance of a third party appraiser using cash flow projections discounted for the risk inherent in such projects using probability of success factors ranging from 30-33%. The discount rate was 9%.

The IPR&D charge related to Obtech Medical AG was $39 million and is associated with the development of the current Swedish Adjustable Gastric Band (SAGB) for use in the United States as well as development of a next generation technology platform. The value of the IPR&D was calculated with the assistance of a third party appraiser using cash flow projections discounted for the risk inherent in such projects using a 70% probability of success factor and a 20% discount rate.

Supplemental pro forma information for 2003 and 2002 per SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, are not provided as the impact of the aforementioned acquisitions did not have a material effect on the Company's results of operations, cash flows or financial position.

On June 22, 2001, Johnson & Johnson and ALZA Corporation (ALZA) completed the merger between the two companies. This transaction was accounted for as a pooling-of-interests. ALZA had approximately 239 million shares outstanding (286 million on a fully diluted basis) that were exchanged for approximately 234 million shares of Johnson & Johnson common stock. On a diluted basis when adjusted for stock options and convertible debt, the total number of Johnson & Johnson shares issued was approximately 280 million. Holders of ALZA common stock received 0.98 of a share of Johnson & Johnson common stock, valued at $52.39 per share.

ALZA is a research-based pharmaceutical company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for Johnson & Johnson affiliate portfolios and for many of the world's leading pharmaceutical companies.

Certain businesses were acquired for $1.9 billion during 2001 ($0.6 billion in cash and liabilities assumed and 24.5 million shares of the Company's common stock issued from Treasury valued at $1.3 billion). These acquisitions were accounted for by the purchase method, and, accordingly, results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

The 2001 acquisitions included Inverness Medical Technology Inc., the supplier of LifeScan's electrochemical products for blood glucose monitoring following the spin-off of the non-diabetes businesses; Heartport Inc., a company that develops and manufactures products for less invasive open chest and minimally invasive heart operations, including stopped heart and beating heart procedures; TERAMed Corporation, an early-stage medical device company that is developing endovascular stent-graft systems for the minimally invasive treatment of abdominal aortic aneurysms and peripheral occlusive disease; BabyCenter, L.L.C., an Internet content and commerce company devoted to supporting a community of expectant and new mothers; and the VIACTIV product line, a chewable calcium supplement, from the Mead Johnson Nutritionals Division of Bristol-Myers Squibb.

Inverness Medical Technology was acquired to enhance control of the primary supplier of LifeScan blood glucose monitoring products and will allow for the achievement of operational synergies. The acquisition also provides key technology for the development of future products.

Approximately $105 million has been identified as the value of IPR&D associated with the Inverness Medical Technology and TERAMed Corporation acquisitions. The IPR&D charge is primarily related to Inverness projects for minimally invasive testing, continuous monitoring and insulin delivery. The value of the IPR&D was calculated with the assistance of a third party appraiser using cash flow projections discounted for the risk inherent in such projects using probability of success factors ranging from 25-40%. The discount rate used was 12%.

Divestitures in 2003, 2002 and 2001 did not have a material effect on the Company's results of operations, cash flows or financial position.

18 Legal Proceedings
Product Liability Litigation
The Company is involved in numerous product liability cases in the United States, many of which concern adverse reactions to drugs and medical devices. The damages claimed are substantial, and while the Company is confident of the adequacy of the warnings and instructions for use which accompany such products, it is not feasible to predict the ultimate outcome of litigation. However, the Company believes that if any liability results from such cases, it will be substantially covered by reserves established under its self-insurance program and by commercially available excess liability insurance.

One group of cases against the Company concerns the Janssen Pharmaceutica product PROPULSID, which was withdrawn from general sale and restricted to limited use in 2000. In the wake of publicity about those events, numerous lawsuits have been filed against Janssen, which is a wholly owned subsidiary of the Company, and the Company regarding PROPULSID, in state and federal courts across the country. There are approximately 433 such cases currently pending, including the claims of approximately 5,850 plaintiffs. In the active cases, 410 individuals are alleged to have died from the use of PROPULSID. These actions seek substantial compensatory and punitive damages and accuse Janssen and the Company of inadequately testing for and warning about the drug's side effects, of promoting it for off-label use and of over promotion. In addition, Janssen and the Company have entered into agreements with various plaintiffs' counsel halting the running of the statutes of limitations with respect to the potential claims (tolling agreements) of a significant number of individuals while those attorneys evaluate whether or not to sue Janssen and the Company on their behalf.

In September 2001, the first ten plaintiffs in the Rankin case, which comprises the claims of 155 PROPULSID plaintiffs, went to trial in state court in Claiborne County, Mississippi. The jury returned compensatory damage verdicts for each plaintiff in the amount of $10 million, for a total of $100 million. The trial judge thereafter dismissed the claims of punitive damages. On March 4, 2002, the trial judge reduced these verdicts to a total of $48 million, and denied the motions of Janssen and the Company for a new trial. Janssen and the Company believe these verdicts, even as reduced, are insupportable and have appealed. In the view of Janssen and the Company, the proof at trial demonstrated that none of these plaintiffs were injured by PROPULSID and that no basis for liability existed.

In April 2002, a state court judge in New Jersey denied plaintiffs' motion to certify a national class of PROPULSID users for purposes of medical monitoring and refund of the costs of purchasing PROPULSID. An effort to appeal that ruling has been denied. In June 2002 the federal judge presiding over the PROPULSID Multi-District Litigation in New Orleans, Louisiana similarly denied plaintiffs' motion there to certify a national class of PROPULSID users. Plaintiffs in the Multi-District Litigation have said they are preserving their right to appeal that ruling, and other complaints filed against Janssen and the Company include class action allegations, which could be the basis for future attempts to have classes certified.

On February 5, 2004, Janssen announced that it had reached an agreement in principle with the Plaintiffs Steering Committee
(PSC), of the PROPULSID Federal Multi-District Litigation (MDL), to resolve federal lawsuits related to PROPULSID. There are approximately 4,000 individuals included in the Federal MDL of whom approximately 300 are alleged to have died from use of the drug. The agreement becomes effective once 85 percent of the death claims, and 75 percent of the remainder, agree to the terms of the settlement. In addition, 12,000 individuals who have not filed lawsuits, but whose claims are the subject of tolling agreements suspending the running of the statutes of limitations against those claims, must also agree to participate in the settlement before it will become effective. Those agreeing to participate in the settlement will submit medical records to an independent panel of physicians who will determine whether the claimed injuries were caused by PROPULSID and otherwise meet the standards for compensation. If those standards are met, a court-appointed special master will determine compensatory damages. Janssen will pay as compensation a minimum of $69.5 million and a maximum of $90 million, depending upon the number of plaintiffs who enroll in the program. Janssen will also establish an administrative fund not to exceed $15 million, and will pay legal fees to the PSC up to $22.5 million, subject to court approval.

With respect to all the various PROPULSID actions against them, Janssen and the Company dispute the claims in those lawsuits and are vigorously defending against them except where, in their judgment, settlement is appropriate. Janssen and the Company believe they have adequate self-insurance reserves and commercially available excess insurance with respect to these cases. In communications to the Company, the excess insurance carriers have raised certain defenses to their liability under the policies and to date have declined to reimburse Janssen and the Company for PROPULSID-related costs despite demand for payment. However, in the opinion of the Company, those defenses are pro forma and lack substance and the carriers will honor their obligations under the policies either voluntarily or after litigation. The Company recently commenced arbitration against Allianz Underwriters Insurance Company, which issued the first layer of applicable excess insurance coverage, to obtain reimbursement of PROPULSID-related costs.

The Company's Ethicon, Inc. subsidiary has over the last several years had a number of claims and lawsuits filed against it relating to VICRYL sutures. The actions allege that the sterility of VICRYL sutures was compromised by inadequacies in Ethicon's systems and controls causing patients who were exposed to these sutures to incur infections which would not otherwise have occurred. Ethicon on several occasions recalled batches of VICRYL sutures in light of questions raised about sterility but does not believe any contamination of suture products in fact occurred. In November 2003, a trial judge in West Virginia certified for class treatment all West Virginia residents who had VICRYL sutures implanted during Class I or II surgeries from May 1, 1994 to December 31, 1997. The certification is subject to later challenge following the conclusion of discovery. No trial date has been set in this matter and Ethicon has been and intends to continue vigorously contesting liability.

Affirmative Stent Patent Litigation
In patent infringement actions tried in Delaware Federal Court in late 2000, Cordis Corporation, a subsidiary of Johnson & Johnson, obtained verdicts of infringement and patent validity, and damage awards, against Boston Scientific Corporation and Medtronic AVE, Inc., based on a number of Cordis vascular stent patents. On December 15, 2000, the jury in the damage action against Boston Scientific returned a verdict of $324 million and on December 21, 2000, the jury in the Medtronic AVE action returned a verdict of $271 million. These sums represent lost profit and reasonable royalty damages to compensate Cordis for infringement but do not include pre or post judgment interest. In February 2001 a hearing was held on the claims of Boston Scientific and Medtronic AVE that the patents at issue were unenforceable owing to alleged inequitable conduct before the patent office.

In March and May 2002, the district judge issued post trial rulings that confirmed the validity and enforceability of the main Cordis stent patent claims but found certain other Cordis patents unenforceable. Further, the district judge granted Boston Scientific a new trial on liability and damages and vacated the verdict against Medtronic AVE on legal grounds. On August 12, 2003, the Court of Appeals for the Federal Circuit found the trial judge erred in vacating the verdict against Medtronic AVE and remanded the case to the trial judge for further proceedings. Medtronic AVE's motion for reconsideration by the panel and for reconsideration by the full court was denied on October 3, 2003 and its request to stay the return of the mandate to the trial court pending the filing of a request for a writ of certiorari to the United States Supreme Court was denied on October 10, 2003. Medtronic AVE filed its petition for a writ of certiorari to the United States Supreme Court on January 2, 2004. Cordis filed motions before the trial court on October 14, 2003 to reinstate the verdicts against both Medtronic AVE and Boston Scientific and to award interest and enter injunctions against the stent products at issue in those two cases (the GFX and MicroStent stents of Medtronic AVE and the NIR stent of Boston Scientific) and colorable variations thereof. Medtronic AVE and Boston Scientific are resisting reinstatement of these verdicts and will likely attempt to appeal to the Court of Appeals for the Federal Circuit once judgments are entered.

In January 2003, Cordis filed an additional patent infringement action against Boston Scientific in Delaware Federal Court accusing its Express2 and TAXUS stents of infringing one of the Cordis patents involved in the earlier actions against Boston Scientific and Medtronic AVE. In February 2003, Cordis moved in that action for a preliminary injunction seeking to bar the introduction of the TAXUS stent based on that patent. On November 21, 2003, the district judge denied that request for a preliminary injunction and Cordis filed an appeal with the Court of Appeals for the Federal Circuit. A decision by the Federal Circuit is expected in the 2nd or 3rd quarter of 2004. Cordis also has pending in Delaware Federal Court another action against Medtronic AVE accusing Medtronic AVE of infringement on stent products introduced by Medtronic AVE subsequent to its GFX and MicroStent products, subject to the earlier action referenced above.

In early June 2003, an arbitration panel in Chicago, in a preliminary ruling, found in favor of Cordis in its arbitration against ACS/Guidant involving infringement by ACS/Guidant of a Cordis stent patent. On August 19, 2003, the panel confirmed that ruling, rejecting the challenge of ACS/Guidant. Under the terms of an earlier agreement between Cordis and ACS/Guidant, the arbitration panel's ruling obligated ACS/Guidant to make a payment of $425 million to Cordis which was made in the fiscal fourth quarter of 2003. As a result of resolving this matter, in the fiscal fourth quarter, $230 million was recorded in other income and expense (approximately $142 million after tax) relating to past periods. The balance of the award, $195 million (approximately $120 million after tax), will be recognized in income in future periods over the estimated remaining life of the intellectual property. No additional royalties for ACS/Guidant's continued use of the technology and no injunction are involved.

Patent Litigation Against Various Johnson & Johnson Operating
Companies
The products of various Johnson & Johnson operating companies are the subject of various patent lawsuits, which could potentially affect the ability of those operating companies to sell those products, or require the payment of past damages and future royalties. The following patent lawsuits concern important products of Johnson & Johnson operating companies: Boston Scientific and Medinol Ltd. v. Cordis Corporation: This action, filed in Delaware Federal Court in December 1999, charged infringement by the Bx VELOCITY and other Cordis stent products of certain patents owned by Medinol and licensed by Boston Scientific. The case was tried to a jury in September 2002, and resulted in verdicts for Cordis of non-infringement and invalidity, except with respect to a minor stent product as to which the jury found infringement and awarded damages of $9 million. Medinol filed an appeal from this result, which was affirmed by the Court of Appeal for the Federal Circuit on January 15, 2004. Medtronic AVE v. Cordis Corporation: This action, filed in April 2002 in federal district court in Texas and thereafter transferred to the federal district court in Delaware, asserts certain patents owned by Medtronic AVE against the Cordis Bx VELOCITY Stent, which is also the stent structure used in the CYPHER drug-eluting product. The federal district court in Delaware recently reversed its prior decision to stay this lawsuit pending the outcome of arbitration between the parties on the issue of whether Cordis is licensed under the patents asserted against it by Medtronic AVE. Boston Scientific Corporation (BSC)
v. Cordis Corporation: This action, filed in Delaware Federal Court in March 2003, asserts that the CYPHER drug-eluting Stent infringes several patents assigned to Boston Scientific. Boston Scientific seeks damages and a permanent injunction. Boston Scientific Corporation (BSC) v. Cordis Corporation: This action, filed in Delaware Federal Court in December 2003, asserts that the Cordis CYPHER drug-eluting Stent infringes several patents assigned to BSC by NeoRx pertaining to pharmaceutical compounds for use on stents. BSC is seeking damages and a permanent injunction. Medinol Ltd. v. Cordis Europe NV (Netherlands) and Medinol Ltd. v. Cordis Holding Belgium B.V.B.A. and Janssen Pharmaceutica N.V. (Belgium): On July 3, 2003, the Appeal Court of the Hague overturned a lower court and granted Medinol, an Israeli stent manufacturer, a preliminary injunction based on patent infringement prohibiting Cordis from making or selling the Bx VELOCITY and CYPHER Stents in the Netherlands. The injunction became effective on August 26, 2003. In Belgium, Medinol has filed a patent infringement suit based on the same patent it asserted in the Netherlands, and moved for a preliminary injunction seeking to prevent the defendants from making or selling the Bx VELOCITY and CYPHER Stents there. That motion was denied by the trial court on November 10, 2003. Medinol has appealed. Cordis currently uses a Janssen Pharmaceutica facility in Belgium to coat CYPHER Stents with sirolimus principally for the ex-U.S. market. Rockey v. Cordis Corporation:
This is an action against Cordis by the heirs of Dr. Rockey concerning a patent he licensed to Cordis in 1996, shortly before Cordis was acquired by Johnson & Johnson. The plaintiffs assert that Dr. Rockey's patent, which expires in February 2004, covers all stent products ever marketed by Cordis and seek a 10% royalty on those sales. Trial of the action, which is pending in federal court in Miami, Florida, is scheduled for March 2004.

On February 24, 2004, ASC/Guidant and Cordis Corporation entered into a strategic alliance for the co-promotion of drug-eluting stents. As a result of this agreement, all pending litigation between the companies has been settled.

With respect to all of these matters, the Johnson & Johnson operating company involved is vigorously defending against the claims of infringement and disputing where appropriate the validity and enforceability of the patent claims asserted against it.

Litigation Against Filers of Abbreviated New Drug Applications
(ANDAs)
The following lawsuits are against generic firms that filed Abbreviated New Drug Applications (ANDAs) seeking to market generic forms of products sold by various subsidiaries of the Company prior to expiration of the applicable patents covering those products. These ANDAs typically include allegations of non-infringement, invalidity and unenforceability of these patents. In the event the subsidiary of the Company involved is not successful in these actions, the firms involved will then introduce generic versions of the product at issue resulting in very substantial market share and revenue losses for the product of the Company's subsidiary. Ortho-McNeil Pharmaceutical, Inc. and Daiichi, Inc. v. Mylan Laboratories and Ortho-McNeil Pharmaceutical, Inc. and Daiichi, Inc. v. Teva Pharmaceutical: These matters, the first of which was filed in February 2002 in federal court in West Virginia and the second in June 2002 in federal court in New Jersey, concern the efforts of Mylan and Teva to invalidate and establish non-infringement and unenforceability of the patent covering LEVAQUIN (levofloxacin) tablets. The patent is owned by Daiichi and exclusively licensed to Ortho-McNeil. The first phase of the trial of the Mylan case concluded in December 2003 and the second phase should be concluded in May 2004. No trial date has been set in the Teva matter. Ortho-McNeil Pharmaceutical, Inc. and Daiichi
v. Bedford Laboratories: This matter was filed in federal district court in New Jersey in April 2003 and involves the effort of Bedford to invalidate and assert non-infringement and unenforceability of the same Daiichi patent on LEVAQUIN involved in the above proceedings. In this case, however, Bedford is challenging the patent's application to its products which it asserts are equivalent to LEVAQUIN injection pre-mix and injection vials, rather than tablets. Ortho-McNeil Pharmaceutical, Inc. and Daiichi v. American Pharmaceutical Partners and Sicor
Pharmaceutical: In December 2003, Ortho-McNeil Pharmaceutical, Inc. and Daiichi filed suits in the federal district court in New Jersey against American Pharmaceutical Partners and Sicor Pharmaceutical in respect of ANDAs filed by those entities involving the same Daiichi patent on LEVAQUIN for injection pre-mix and single use vials. Janssen Pharmaceutica Inc. and ALZA Corporation v. Mylan Laboratories: This action, filed in federal district court in Vermont in January 2002, concerns Mylan's effort to invalidate and assert non-infringement and unenforceability of ALZA's patent covering the DURAGESIC (fentanyl transdermal system) product. Trial concluded in September 2003 and post-trial briefing was completed in December 2003. Mylan has stated publicly that it intends to launch its generic to DURAGESIC in July 2004 even if it loses the case in district court because it asserts Janssen and ALZA forfeited the benefits of the FDA grant of pediatric exclusivity by filing their lawsuit late. Janssen and ALZA vigorously dispute this contention. Janssen Pharmaceutica N.V. v. EON Labs Manufacturing: This action was filed in federal court in the Eastern District of New York in April 2001 and concerns EON's effort to invalidate and establish non-infringement of Janssen's patent covering SPORANOX (itraconozole). No trial date has yet been scheduled.
Ortho-McNeil Pharmaceutical, Inc. v. Kali Laboratories, Inc.: This lawsuit was filed in federal court in New Jersey in November 2002 and concerns the attempt of Kali to invalidate and establish non-infringement of Ortho-McNeil's patent covering ULTRACET (tramadol/acetaminophen) tablets. No trial date has been set for this case. ALZA Corporation v. Mylan Laboratories: This action was filed in federal district court in West Virginia in May 2003 and concerns Mylan's effort to invalidate and assert non-infringement of an ALZA patent covering the Ortho-McNeil product DITROPAN XL (oxybutynin chloride). Trial has been scheduled for February 2005 in this case. ALZA Corporation v. IMPAX Laboratories: This action was filed in federal court in California in September 2003 and concerns Impax's effort to invalidate and assert non-infringement of the same ALZA patent covering DITROPAN XL involved in the above Mylan case. No trial date has been set in this matter. Ortho-McNeil Pharmaceutical, Inc. v. Barr Laboratories, Inc.: This action, filed in federal district court in New Jersey in October 2003, concerns the effort of Barr Laboratories to assert non-infringement, invalidity and unenforceability of Ortho-McNeil's patent on ORTHO TRI-CYCLEN LO (norgestimate/ethinyl estradiol), an oral contraceptive product. Janssen Pharmaceutica N.V. v. Mylan Pharmaceuticals Inc.: This action, filed in federal district court in New Jersey in December 2003, concerns Mylan's effort to invalidate the Janssen patent covering RISPERDAL (risperidone) tablets. Janssen Pharmaceutica N.V. v. Dr. Reddy's Laboratories,
Inc.: This action, filed in federal district court in New Jersey, concerns Dr. Reddy's efforts to invalidate the same Janssen patent covering RISPERDAL tablets as in the immediately preceding Mylan case. Eisai Inc. v. Dr. Reddy's Laboratories, Inc.: This action, filed by Janssen's U.S. co-promotion partner Eisai Inc. in federal court in New York, concerns Dr. Reddy's effort to invalidate and assert non-infringement of an Eisai patent covering ACIPHEX (rabeprazole sodium) tablets. No trial date has been set. Eisai Inc. v. Teva Pharmaceuticals USA: This action, also filed by Janssen's U.S. co-promotion partner Eisai Inc., concerns Teva's efforts to invalidate and assert non-infringement of the same Eisai patent involved in the immediately preceding Dr. Reddy's case. No trial date has been set in that matter. Eisai Inc. v. Mylan Pharmaceuticals Inc.: In January 2004, Janssen's U.S. co-promotion partner Eisai Inc. filed this action in federal district court in New York against Mylan Pharmaceuticals Inc. regarding Mylan's efforts to invalidate and assert non-infringement of the same Eisai patent covering ACIPHEX tablets as in the above Dr. Reddy's and Teva cases. No trial date has been set. Janssen Pharmaceutica Inc. is not a party to the Eisai actions. With respect to all of the above matters, the Johnson & Johnson operating company involved is vigorously defending the validity and enforceability and asserting the infringement of its own or its licensor's patents.

Average Wholesale Price (AWP) Litigation
Johnson & Johnson and its pharmaceutical operating companies, along with numerous other pharmaceutical companies, are defendants in a series of lawsuits in state and federal courts involving allegations that the pricing and marketing of certain pharmaceutical products amounted to fraudulent and otherwise actionable conduct because, among other things, the companies allegedly reported an inflated Average Wholesale Price ("AWP") for the drugs at issue. Most of these cases, both federal actions and state actions removed to federal court, have been consolidated for pre-trial purposes in a Multi-District Litigation (MDL) in federal court in Boston, Massachusetts. The plaintiffs in these cases include classes of private persons or entities that paid for any portion of the purchase of the drugs at issue based on AWP, and state government entities that made Medicaid payments for the drugs at issue based on AWP.

Ethicon Endo-Surgery, Inc., a Johnson & Johnson operating company which markets endoscopic surgical instruments, and the Company, are named defendants in a North Carolina state court class action lawsuit alleging AWP inflation and improper marketing activities against TAP Pharmaceuticals. Ethicon Endo-Surgery, Inc. is a defendant based on claims that several of its former sales representatives are alleged to have been involved in arbitrage of a TAP drug. The allegation is that these sales representatives persuaded certain physicians in states where the drug's price was low to purchase from TAP excess quantities of the drug and then resell it in states where its price was higher. Ethicon Endo-Surgery, Inc. and the Company deny any liability for the claims made against them in this case and are vigorously defending against it. The trial judge recently certified a national class of purchasers of the TAP product at issue and trial is likely in 2004.

Other
The New York State Attorney General's office and the Federal Trade Commission issued subpoenas in January and February 2003 seeking documents relating to the marketing of sutures and endoscopic instruments by the Company's Ethicon, Inc. and Ethicon Endo-Surgery, Inc. subsidiaries. The Connecticut Attorney General's office also issued a subpoena for the same documents. These subpoenas focus on the bundling of sutures and endoscopic instruments in contracts offered to Group Purchasing Organizations and individual hospitals in which discounts are predicated on the hospital achieving specified market share targets for both categories of products. The operating companies involved are responding to the subpoenas.

On June 26, 2003, the Company received a request for records and information from the U.S. House of Representatives' Committee on Energy and Commerce in connection with its investigation into pharmaceutical reimbursements and rebates under Medicaid. The Committee's request focuses on the drug REMICADE (infliximab), marketed by the Company's Centocor, Inc. subsidiary. On July 2, 2003, Centocor received a request that it voluntarily provide documents and information to the criminal division of the U.S. Attorney's Office, District of New Jersey, in connection with its investigation into various Centocor marketing practices. Both the Company and Centocor are responding to these requests for documents and information.

On August 1, 2003, the Securities and Exchange Commission (SEC) advised the Company of its informal investigation under the Foreign Corrupt Practices Act of allegations of payments to Polish governmental officials by U.S. pharmaceutical companies. On November 21, 2003, the SEC advised the company the investigation had become formal and issued a subpoena for the information previously requested in an informal fashion, plus other background documents. The Company and its operating units in Poland are responding to these requests.

On December 8, 2003, the Company's Ortho-McNeil Pharmaceutical unit received a subpoena from the United States Attorney's office in Boston, Massachusetts seeking documents relating to the marketing, including alleged off-label marketing, of the drug TOPAMAX (topiramate) which is approved for anti-epilepsy therapy. Ortho-McNeil is cooperating in responding to the subpoena.

On January 20, 2004, the Company's Janssen unit received a subpoena from the Office of the Inspector General of the United States Office of Personnel Management seeking documents concerning any and all payments to physicians in connection with sales and marketing of, and clinical trials for, RISPERDAL from 1997 to 2002. Janssen is cooperating in responding to the subpoena.

In 2002, the Company recorded $150 million in damages and $85 million in legal fees and costs in connection with an arbitration proceeding filed in 1995 involving the Company's Ortho Biotech subsidiary and Amgen, Ortho Biotech's licensor of U.S. non-dialysis rights to PROCRIT (Epoetin alfa), in which Amgen sought to terminate Ortho Biotech's U.S. license rights and collect substantial damages. This proceeding was based on alleged deliberate PROCRIT sales by Ortho Biotech during the early 1990's into Amgen's reserved dialysis market. On October 18, 2002, the arbitrator issued his decision rejecting Amgen's request to terminate the license and finding no material breach of the license. However, the arbitrator found that conduct by Ortho Biotech in the early 1990's which was subsequently halted by Ortho Biotech amounted to a non-material breach of the license and awarded Amgen $150 million in damages which the Company accrued in the third quarter of 2002. On January 24, 2003, the arbitrator ruled that Amgen was the "prevailing party" in this arbitration, entitling it to an award of reasonable attorney's fees and costs and the Company accrued $85 million in the fourth quarter of 2002 in connection with this claim.

After a remand from the Federal Circuit Court of Appeals in January 2003, a partial retrial was commenced in October and concluded in November 2003 in Boston, Massachusetts in the action Amgen v. Transkaryotic Therapies, Inc. (TKT) and Aventis Pharmaceutical, Inc. The matter is a patent infringement action brought by Amgen against TKT, the developer of a gene-activated EPO product, and Aventis, which holds marketing rights to the TKT product, asserting that TKT's product infringes various Amgen patent claims. TKT and Aventis dispute infringement and are seeking to invalidate the Amgen patents asserted against them. The district court has issued preliminary rulings that upheld the district court's initial findings in 2001. A further opinion from the district court is expected in the second quarter of 2004. Further proceedings and an appeal will follow. The Amgen patents at issue in the case are exclusively licensed to Ortho Biotech Inc., a Johnson & Johnson operating company, in the U.S. for non-dialysis indications. Ortho Biotech Inc. is not a party to the action.

The Company is also involved in a number of other patent, trademark and other lawsuits incidental to its business. The ultimate legal and financial liability of the Company in respect to all claims, lawsuits and proceedings referred to above cannot be estimated with any certainty. However, in the opinion of management, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of these legal proceedings, net of liabilities already accrued in the Company's consolidated balance sheet, is not expected to have a material adverse effect on the Company's consolidated financial position, although the resolution in any reporting period of one or more of these matters could have a significant impact on the Company's results of operations and cash flows for that period.

19 Earnings Per Share
The following is a reconciliation of basic net earnings per share to diluted net earnings per share for the years ended December 28, 2003, December 29, 2002 and December 30, 2001:

(Shares in Millions)     2003      2002      2001

Basic earnings
 per share            $ 2.42      2.20      1.87
Average shares
 Outstanding
 - basic             2,968.1   2,998.3   3,033.8
Potential shares
 exercisable under
 stock option plans    166.6     188.3     166.6
Less: shares
 repurchased
 under treasury
 stock method        (141.4)   (146.9)   (121.8)
Convertible debt
 shares                 14.8      14.4      20.7
Adjusted average
 shares
 outstanding
 - diluted           3,008.1   3,054.1   3,099.3
Diluted earnings
 per share            $ 2.40      2.16      1.84

Diluted earnings per share calculation includes the dilution effect of convertible debt: a decrease in interest expense of $15 million, $12 million and $25 million after tax for years 2003, 2002 and 2001, respectively.

Diluted earnings per share excludes 47 million shares underlying stock options for 2003 and 1 million shares underlying stock options for each of the years 2002 and 2001 as the exercise price of these options was greater than their average market value, resulting in an anti-dilutive effect on diluted earnings per share.

20 Capital and Treasury Stock
Changes in treasury stock were:

(Dollars in Millions Except        Treasury Stock
Number of Shares in Thousands)   Shares    Amount

Balance at December 31, 2000   105,218     $342
Employee compensation
 and stock
 option plans                 (30,581)  (1,444)
Conversion of subordinated
 debentures                   (30,061)    (183)
Repurchase of common stock      51,244    2,742
Business combinations         (23,193)     (64)
Balance at December 30, 2001    72,627    1,393
Employee compensation
 and stock
 option plans                 (22,720)  (1,295)
Conversion of subordinated
 debentures                    (5,742)    (353)
Repurchase of common stock     107,382    6,382
Balance at December 29, 2002   151,547    6,127
Employee compensation
 and stock
 option plans                 (21,729)  (1,160)
Conversion of subordinated
 debentures                       (83)      (4)
Repurchase of common stock      22,134    1,183
Balance at December 28, 2003   151,869   $6,146

Shares of common stock issued were 3,119,842,000 shares at the end of 2003, 2002 and 2001.

21 Selected Quarterly Financial Data (Unaudited)
Selected unaudited quarterly financial data for the years 2003 and 2002 are summarized below:

(Dollars in Millions
 Except Per Share Data)
                                   2003
                    First     Second  Third   Fourth
                    Qtr(1)     Qtr(2)   Qtr    Qtr(3)
Segment sales to
  customers
Consumer           $1,791     1,819   1,841        1,979
Pharmaceutical      4,666     4,884   4,835        5,134
Med Devices and
 Diagnostics        3,364     3,629   3,779        4,141
Total sales        $9,821    10,332  10,455       11,254
Gross profit        7,099     7,366   7,475        7,746
Earnings before
 provision for
 taxes on income    2,929     2,056   2,949        2,374
Net earnings        2,070     1,210   2,072        1,845
Basic net earnings
  per share          $.70       .41     .70          .62
Diluted net earnings
  per share          $.69       .40     .69          .62


(Dollars in Millions
 Except Per Share Data)
                                   2002
                    First     Second  Third   Fourth
                    Qtr        Qtr(4)   Qtr(5) Qtr(6)
Segment sales to
  customers
Consumer          1,604       1,649   1,661       1,650
Pharmaceutical    4,181       4,258   4,277       4,435
Med Devices and
 Diagnostics      2,958       3,166   3,141       3,318
Total sales       8,743       9,073   9,079       9,403
Gross profit      6,286       6,491   6,468       6,606
Earnings before
 provision for
 taxes on income  2,621       2,428   2,393       1,849
Net earnings      1,834       1,654   1,725       1,384
Basic net earnings
 per share          .60         .55     .58         .47
Diluted net earnings
 per share          .59         .54     .57         .46

(1) The first quarter of 2003 includes an after tax charge of $15 million for In-Process Research and Development (IPR&D) costs.
(2) The second quarter of 2003 includes an after tax charge of $900 million for IPR&D costs.
(3) The fourth quarter of 2003 includes after tax income of $142 million for an arbitration ruling on stent patents and the cost of the retirement enhancement program of $61 million.
(4) The second quarter of 2002 includes an after tax charge of $189 million for IPR&D costs.
(5) The third quarter of 2002 includes an after tax charge of $92 million for an Amgen arbitration settlement.
(6) The fourth quarter of 2002 includes an after tax charge of $54 million for an Amgen arbitration settlement.



Report of Independent Auditors

To the Shareholders and Board of Directors of Johnson & Johnson:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of equity and consolidated statements of cash flows present fairly, in all material respects, the financial position of Johnson & Johnson and Subsidiaries at December 28, 2003 and December 29, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company has adopted Statement of Financial Accounting Standards No. 142,
Goodwill and Other Intangible Assets, effective December 31, 2001.




By: /s/ PricewaterhouseCoopers LLP
New York, New York
January 19, 2004, except for the fifth and thirteenth paragraphs in Note 18, for which the dates are February 5, 2004 and February
24, 2004, respectively




Summary of Operations and Statistical Data 1999-2003(1)
Johnson & Johnson and Subsidiaries

(Dollars in Millions Except Per Share Figures)

                       2003    2002    2001    2000   1999
Sales to customers
 - Domestic         $25,274  22,455  19,825  17,316 15,532
Sales to customers
 - International     16,588  13,843  12,492  11,856 11,825

Total sales          41,862  36,298  32,317  29,172 27,357
Cost of
 products sold       12,176  10,447   9,581   8,957  8,539
Selling, marketing
 and admin
 expenses            14,131  12,216  11,260  10,495 10,065
Research expense      4,684   3,957   3,591   3,105  2,768
Purchased in-process
 research and develop   918     189     105      66      -
Interest income       (177)   (256)   (456)   (429)  (266)
Interest expense,
 net of
 portion capitalized    207     160     153     204    255
Other (income)
 expense,
 net                  (385)     294     185    (94)    119
                     31,554  27,007  24,419  22,304 21,480
Earnings before
 provision
 for taxes on income 10,308   9,291   7,898   6,868  5,877
Provision for taxes
 on income            3,111   2,694   2,230   1,915  1,604
Net earnings          7,197   6,597   5,668   4,953  4,273
Percent of sales to
 customers             17.2    18.2    17.5    17.0   15.6
Diluted net
 earnings per
 share of common
 stock*                2.40    2.16    1.84    1.61   1.39
Percent return on
 average
 Shareholders' equity  29.0    28.1    25.4    26.5   27.0

Percent increase over previous year:
Sales to customers     15.3    12.3    10.8     6.6   14.9
Diluted net earnings
 per share             11.1    17.4    14.3    15.8   36.3

Supplementary expense data:
Cost of materials
 and
 services(2)         18,568  16,540  15,333  14,113 13,922
Total employment
 costs               10,005   8,450   7,749   7,085  6,537
Depreciation and
 amortization         1,869   1,662   1,605   1,592  1,510
Maint and repairs(3)    395     360     372     327    322
Total tax expense(4)  4,078   3,497   2,995   2,619  2,271

Supplementary balance sheet data:
Property, plant and
 equipment, net       9,846   8,710   7,719   7,409  7,155
Additions to
 property,
 plant and
 equipment            2,262   2,099   1,731   1,689  1,822
Total assets         48,263  40,556  38,488  34,245 31,064
Long-term debt        2,955   2,022   2,217   3,163  3,429
Operating cash flow  10,595   8,176   8,864   6,903  5,920

Common stock information*
Dividends paid
 per share             .925    .795     .70     .62    .55
Shareholders' equity
 per share             9.05    7.65    7.95    6.77   5.70
Market price per
 share
(year-end close)      50.62   53.11   59.86   52.53  46.63
Average shares
 outstanding
 (millions)
  - basic           2,968.1 2,998.3 3,033.8 2,993.52,978.2
  - diluted         3,008.1 3,054.1 3,099.3 3,099.23,100.4

Employees (thousands) 110.6   108.3   101.8   100.9   99.8

* Adjusted to reflect the 2001 two-for-one stock split.
(1) All periods have been adjusted to include the effects of the ALZA merger.
(2) Net of interest and other income.
(3) Also included in cost of materials and services category.
(4) Includes taxes on income, payroll, property and other business taxes.